Exhibit 10.1

[stamps:]

OFFICE SPACE LEASE AGREEMENT

Between,

INNOTECH N.V., with its registered office at the Generaal De Wittelaan 9(18), 2800 Mechelen, registered in the Commercial Register of Mechelen, no. 28.683, duly represented here by Mr. Bart Verhaeghe, Managing Director, hereinafter referred to as the Lessor,

and

GALAPAGOS GENOMICS N.V., a public limited company in formation, with their address at the Generaal De Wittelaan ...., 2800 Mechelen, duly represented here by Mr. Onno van de Stolpe, future Managing Director, hereinafter referred to as the Lessee, have agreed as follows:

Article 1 - Leased premises

The Lessor leases out to the Lessee, who accepts, the following premises:

the office space on the first floor at Generaal de Wittelaan 11A, Schaliënhoevedreef, with a constructed area of 1100 m2 of private areas and 142 m2 of common areas, as well as 22 parking spaces (see plan in Addendum 1).

The premises will be delivered to the Lessee in shell condition (without dropped ceilings, lighting fixtures, air conditioning, computer floors and without further finishing), however with carpeting and mipolam (200 series) on the current floors, up to three patios and an elevator shaft (without associated equipment). The current available electric power is 250 kVA.

The leased premises are well-known to the Lessee, who requires no further description here.

Article 2 - Intended use of the leased premises

The leased premises are exclusively intended to be used as offices and high tech areas. The parking spaces at the building are solely intended for parking of passenger cars and small vans.

The Lessee cannot change this intended use, nor extend it, without the prior written consent of the Lessor.

It is explicitly agreed that in no case the leased premises may be used for the exercise of retail trade, nor for the business of a craftsman, or any other activity in direct contact with the public. This lease agreement can therefore never be governed by the Act of April 30, 1951 on retail rent.

The exercise of such activity would constitute a serious shortcoming on the part of the Lessee in its obligations in this agreement. The Lessee is responsible for obtaining all the permits required for the use of the premises; he bears the risk.

Article 3 - Intended use of the leased premises

At first request, the Lessee shall voluntarily intervene in any dispute relating to the activities or the presence of the Lessee in the leased premises and the Lessee shall indemnify the Lessor against any possible damage that may result.

The Lessee knows the properties of the building and know which load the floors, walls and the like can bear.

The Lessor is not familiar with the activities that the Lessee exercises in the leased premises.

The Lessee should ensure compliance with all legal and regulatory obligations, regulations, permits, instructions of competent bodies and authorities, such as, among others: building permits, environmental permits and any special permits in connection with the activities of the Lessee, the regulations on fire safety, General Occupational Health and Safety Regulations, NBN (Bureau for Standardisation) standards... .

The Lessee must inform the Lessor of the modifications or changes he will make to the leased premises at his expense, in order to comply with regulations that apply to the Lessee and/or his activities. This information must be provided no later than the signing of the lease. All modifications or changes are made at the expense of the Lessee, without any right to compensation being due to him at the end of the lease agreement.

If the Lessor believes that certain laws, regulations or instructions of competent authorities are not being complied with, at the first request of the Lessor, the Lessee will carry out the modifications required under the responsibility and at the expense of the Lessee.

Article 4 – Rent

The parties have agreed on a base rent of 4,200.00 BEF/m2/year for the leasing of the private areas and proportionally, the rent of the common areas on a shell condition basis, as defined in Article 1.

In addition to the 22 outside parking spaces in the surrounding area that are included in the rental price, the Lessee will obtain an option on 8 additional parking spaces, and this until January 1, 2001. As long as there are certain parking spaces that are effectively not being used by him, the Lessee cannot oppose use by third parties.

For these 8 additional parking spaces, a rent of 15,000 BEF/per parking space per year will apply, payable annually in advance and for the first time when exercising the option by registered mail, ultimately on the expiration date of the option.

The rent is paid quarterly in advance, on the first day of the month of the start of the quarter (this is on January 1, April 1, July 1 and October 1), in BEF to the bank account indicated by the Lessor. This payment will take place by means of direct debit, for which a copy of the bank identification details, at the signing of this agreement, will be given to the Lessor.

The rental price is due by operation of law, without requiring any form of notice.

The rent, payable for the period going from the date of occupancy of the building (ingoing delivery report), constitutes the first period and is calculated pro rata where applicable.

Article 5 - Indexation of the rent

Every year on the anniversary of this lease agreement (date of signature), automatically and without any form of notice of default, an adjustment of the rent will take place on the basis of the health index figure and this according to the following formula:

new rental price = base rent x new index

                                   base index figure

The basic index figure is the index figure of the month preceding the month during which the lease agreement was closed.

The new index figure is the index figure of the month prior to the anniversary of the effective date of the lease agreement.

The new rental price can never be lower than the last rent paid, calculated in accordance with the applicable index figure.

The Lessor can only abandon this system through an express, signed confirmation in writing.

Article 6 - Fees and taxes

All fees, taxes, levies or duties applicable to the property, such as real estate taxes, taxes on the activities of the Lessee, taxes levied by the state, municipality, province, federation of municipalities or conurbation or region or community or any other government should be borne by the Lessee.

The Lessor will immediately transmit these taxes to the Lessee, who undertakes to take the steps necessary to make payment within the specified term. The distribution of the taxes for the common areas is carried out as provided for in Article 7.1, second paragraph, concerning the distribution of the common charges. Possible fines and/or default interest for late payment will be owed immediately by the Lessee to the Lessor.

If the Lessor would like to pay these taxes directly, he will provide a copy of the assessment notice to the Lessee, who will transfer the amount due to the Lessor within the time limit specified on the assessment notice. The Lessor can also request an advance payment at a rate of 150 BEF/m2/year with periodic settlement according to the arrangement for the common charges.

Article 7 - Charges

7.1 Common charges

The Lessee undertakes to pay the common charges to the Lessor, and this by way of advances. An advance payment of (125 BEF/m2/per quarter) was agreed on, which will be paid for the first time on the date of occupancy of the building and then each time on the date on which the rent is paid, in accordance with Article 4, paragraph 3.

These advances are for the payment of, among others, the following common charges, so these will be charged if they are present (illustrative list that only serves as an example):

•	Consumption costs and rental of counters for the common areas, such as electricity, gas, heating, water, cable distribution,…

•	Cost of technical maintenance, such as heating, air conditioning, ventilation, electricity, elevator, electricity, sanitary facilities, portals, …

•	Cleaning costs of, among others, the windows, the common areas, …

•	Maintenance of plants and shrubs, this is, for example, the maintenance of the garden, the parking area, …

•	Costs associated with the site drainage, gullies, the drainpipes, the drains, …

•	Waste collection

•	Cost of inspections (these are the required regulatory inspections and, any optional controls), such as the inspection of the fire detection system, gas monitoring, …

The share of the Lessee in these common charges will be calculated by dividing the area of the leased private premises by the total area of all private premises of the building.

Periodically, and at least once per calendar year, the Lessee will receive a statement of the actual expenditure. The difference between the advance and the periodic statement will be, depending on the case, deposited to the Lessor (manager) or to the Lessee within thirty days after notification of the statement. When the advances appear to be insufficient, they will be modified by the Lessor or the manager she has designated.

7.2 Private charges

The Lessee will bear the costs (including fixed charges, subscriptions, and the cost of distributors and connections) that are associated with his consumption of water, gas, electricity, telephone, fax, cable TV, etc., or that are related to other services he purchases. The Lessor will provide a distribution point for the connections of water, gas, cable TV and electricity.

If the “assets” that the Lessee wishes to utilize require special provisions (e.g. private high-voltage cabin), the installation and maintenance thereof will be paid by the Lessee.

To the extent that certain private charges will be charged to the Lessor, the relevant invoices and/or documents are delivered to the Lessee, who will reach the arrangements necessary for payment within the specified term.

Article 8 - Duration of the agreement

The duration of the lease is nine years. It commences once the Lessee occupies the premises (date of the final incoming delivery report) on January 1, 2000, in order to terminate by operation of law after a period of nine years. In principle, the premises can be accessed for the installation of equipment and systems from July 1, 1999. There will be no form of reimbursement or compensation that can be claimed for the termination of this agreement in accordance with this provision.

Tacit renewal of the lease is not possible, even if the occupancy of the leased premises would continue after the planned contractual period of nine years.

Article 9 - Condition of the leased premises

As soon as the Lessee would like to commence with the installation of his equipment and the like, a provisional and inter partes delivery report will be issued at the request of the Lessee and as a condition for the installation of his equipment. The property that the Lessee wants to install will be submitted for approval to the Lessor in advance. They are subject to the provisions of Articles 10 and 11.

On the date of the first occupancy of the leased premises, a final, inter partes delivery report will be drafted. All costs and fees associated with the issuance of the delivery report will be borne equally by both parties.

This delivery report will form an integral part of this Lease Agreement (Exhibit 5).

The delivery report is completed by the Lessee and Lessor or, if desired, by an expert, appointed in mutual agreement between the parties.

No later than 30 days before the end of the agreement, the Lessee will invite the Lessor to discuss which modifications, changes, repairs, etc., still need to be completed before the end of the agreement.

At the end of the lease agreement, according to the same procedure as for the ingoing delivery report, an outgoing delivery report will be issued in order to determine the amount of any damage, as well as any compensation due to unavailability. The Lessee undertakes, as soon as he has vacated the leased premises, to invite the Lessor by registered mail to draft this delivery report.

The Lessee must return the property as he had received it. Damage caused by old age or wear and tear that has arisen during the lease period shall be borne by the Lessee, even if this is not his fault.

If the premises are not made available in time, either because they were not vacated in time, or because the modifications and repairs were not carried out in time, the Lessee, regardless of his other obligations, will owe the following compensation:

Per month commenced that the Lessor cannot access the premises, he will be owed compensation of twice the monthly rental price that was due in the last period, plus the compensation that the Lessor has to remit to a new Lessee because the property could not be made available in time.

The handing over of the keys, in any form, at or after departure of the Lessee will never be a partial or complete discharge for the Lessee.

Article 10 - Additional work

Additional work is all deviations from the current finished state of the premises. This additional work should be ordered through the Lessor and is always the subject of a separate order form.

The works will only be carried out after the order form has been validly signed and after an agreement on the method of payment has been created.

The Lessor reserves the right to either invoice the price of the additional work, or to include it in the rent over the first lease term within which no cancellation is possible.

The Lessor reserves the right, following such additional work, to adjust the date of occupancy.

Article 11 - Renovations, changes, improvements

The Lessee cannot make any modifications or alterations to the leased premises without the prior express written consent of the Lessor. Also the placement of appliances which give rise to certain works on the inside or outside of the building, requires the express and written consent of the Lessor. The Lessor can always refuse to grant his consent.

The renovations or modifications should be ordered with priority from the Lessor. In case the Lessor decides to not perform these works himself, these works will be carried out under the sole responsibility of the Lessee and the Lessor has the right to supervise the works, without entailing any kind of liability for the Lessor.

All works for which the Lessor grants his consent, be carried out at the expense of the Lessee. All costs of placement, use and removal at the end of the lease shall be borne by the Lessee.

All costs and expenses imposed by a competent authority because of the presence of the Lessee, an act or omission of the Lessee, will also be carried solely by him, or be recovered from him.

The Lessor reserves the right, to demand that the premises are returned to their original state at the end of the lease agreement, without any compensation being owed to the Lessee. Nor will he owe compensation to the Lessee, if the Lessor wishes to keep the changes or improvements that were made. In any case, the Lessee cannot remove the alterations that are made to be in line with certain regulations or laws without the express and written consent of the Lessor, which must be requested in a timely manner by the Lessee.

Article 12 - Repairs and maintenance

The Lessee shall maintain the leased premises in a good state of repair and be responsible for the costs of maintenance and repairs. He will, among other things, be responsible for the repair and, if necessary, replacement of the locks of the doors, windows, hinges and handles, taps, interior paint work, flooring and the like. All private drainage systems and pipes need to be maintained and cleaned and in such a state that no blockage is possible. He will maintain the water pipes and the central heating (as far as these are private, otherwise through the maintenance contract) and, when necessary, protect them from frost. The Lessor or manager of the building can close maintenance contracts for this purpose on the behalf of the Lessee.

All defects, damage, and the like are presumed to have arisen after the effective date of this lease agreement, with the exception of those listed in the delivery report, and are to be borne by the Lessee.

Only the hidden defects of the leased premises that impede the use thereof and that are reported within twelve months after the signing of the contract to the Lessor shall be borne by the Lessor.

It is agreed that only major and structural repair work, in accordance with Section 606 Civil Code, will be borne by the Lessor, as far as they are not caused by the failure of the repairs or errors of the Lessee.

The Lessee must immediately report to the Lessor by registered letter which obligations he believes the Lessor should have to fulfil. The damage or inconvenience sustained by failing to recognize this notification requirement will be borne by the Lessee.

The Lessee will tolerate any repairs or renovations performed by the Lessor to fulfil his obligations regarding major repairs, as defined, and this without any right to compensation or reduction of the rental price. However, if the works result in a permanent unavailability of more than fourteen days and of at least 20% of the leased premises, then the Lessee and the Lessor will hold consultations regarding a rent reduction.

The Lessee will always grant access to the Lessor or his representative to all leased premises, in order to carry out the necessary inspections and/or to be able to perform repairs, or to verify the state of the leased premises.

The Lessor shall not be liable for any interruption of services or utilities of the building or the consequences thereof, unless the interruption is caused by his willful misconduct, fraud or gross negligence.

The Lessor can give notice to the Lessee by registered mail, demanding that he carries out the necessary repair work and to end this within thirty days after sending this letter. The Lessor has no task of supervision or control over the repairs and the like that the Lessee must perform.

Article 13 – Insurance policies

The Lessor undertakes, during the whole duration of the lease, to insure the building in its entirety for proper amounts on the basis of a “Belgian Insurance Association (BVVO) All Risks” policy.

The premiums will be, possibly pro rata in accordance with Article 7.1, second paragraph on the distribution of the common charges, distributed among the lessees. The Lessor pays the premiums to the insurance company and will charge these to the Lessee, who undertakes to pay the amount due within the time limit specified by the Lessor. In the event of negligence, Article 17 of the lease agreement will apply.

Any change in activity, local situation or circumstance in general which may lead to an increase in risk, must be reported spontaneously and in writing by the Lessee to the Lessor.

At his expense, the Lessee will insure all movable objects that are in the leased premises, as well as the property modifications and expansions. This insurance will at least cover the risks of fire damage, explosion damage, electrical damage, water damage and related risks damage, storm damage, glass breakage, and recovery from third parties.

Every year, the Lessor will receive insurance certificates that confirm the payment of the premium.

The parties mutually waive any recourse that they mutually could exercise against each other, as well as against the owner, leaseholder, sublessees, transferors and acquirers and this because of all the damage they could suffer as a result of the risks to be insured. They also undertake to accept a similar waiver for any sublessee or user, as well as their insurers, with the exception of the conservation of recourse against the perpetrator of willful misconduct.

The policies shall provide that there can be no suspension or deferment of the coverage, or that the coverage can end after at least one month’s notice that is served to the Lessor.

The insurance also cannot be changed without prior notice from the Lessor thirty days in advance.

Damage to the leased property, of which the costs of repair do not exceed 25,000 BEF or less, and is caused by burglary or attempted burglary, will be borne by the Lessee.

If damage occurs, at the first request of the Lessor, the Lessee must undertake to take steps to remove his systems and contents, or remove the remnants thereof from the premises as soon as possible, according to the applicable laws, regulations and provisions. As the case may be, these should be kept at another location of the insurers and experts that is even temporarily made available.

Article 14 - Management expenses

The fee for management expenses will be determined in accordance with the guidelines of the Belgian Institute of Real Estate Agents.

The Lessee undertakes to take the steps required for payment of the costs, whenever the Lessor so requests and this within the term indicated by the Lessor. In the event of late payment, Article 17 of this lease agreement will apply.

Article 15 - Transfer or sublease

The leased premises cannot, in whole or in part, be transferred or subleased without the express and written consent of the Lessor. Mere acquiescence will therefore not be considered as consent.

If the Lessor permits the sublease or the transfer of the lease agreement, the Lessee and the sublessee, or the transferor and the acquirer, are jointly and severally liable for all obligations arising from this agreement with respect to the Lessor.

The Lessee undertakes to ensure that the sublessee or the acquirer will lease the premises under the same contract terms as himself.

The Lessee will provide a copy of the sublease agreement to the Lessor within ten days after its signature.

The Lessor is entitled to transfer his rights and obligations arising from this agreement to third parties at all times, with a simple notification to the Lessee.

Article 16 - Rental guarantee

As security for all of its obligations under this agreement, the Lessee will provide a bank guarantee solely in favor of the Lessor that is issued by a recognized Belgian financial institution, in which an amount that is at least equivalent to six month’s rent is guaranteed.

This guarantee will issued and the letter of guarantee will be handed to the Lessor before the lease enters into force. The bank guarantee will take effect when the leased premises are occupied.

The bank guarantee can be validly claimed by the Lessor by just sending a registered letter to the bank and is payable at first request.

The guarantee cannot be used under any circumstances by the Lessee for his other commitments, such as the payment of rent, to be fulfilled under this agreement.

The guarantee expires six months after the termination of the lease agreement.

Article 17 - Payments and interest

Regardless of all other rights and claims of the Lessor, all amounts that are due or still owing from the Lessee pursuant to this contract, by operation of law and without requiring any form of notice, will bear interest equal to the then-applicable legal interest rate, plus three percent, with a minimum of 10%. Every month commenced applies as a full month.

All collection costs of amounts due under this agreement (including legal costs, management and follow-up costs, fees,…) shall be borne by the Lessee and this at a minimum of 25,000.00 BEF.

Article 18 - Termination of the lease agreement

Any default or non-compliance with the agreement by the Lessee, of one of the clauses in this agreement, after first demand or notice of default is sent by registered mail, will be considered as a serious breach of contract by the parties.

Only in accordance with the termination of the lease agreement to the detriment of the Lessee, compensation will be owed, which is set at (six) month’s rent. This compensation is payable without prejudice to the rent and the charges until a new lessee leases the premises against lease terms that are better for the Lessor, plus any costs, expenses and expenditures arising from the termination, without prejudice to the other obligations under the lease agreement.

In bankruptcy, composition, upon dissolution or liquidation of the Lessee, the immediate termination of the lease can be demanded. In this case, the Lessee would owe the same compensation (see preceding paragraph).

Article 19 - Expropriation

In the case of expropriation of the leased premises, the Lessee may demand no compensation whatsoever from the Lessor. The Lessee will only be able to exercise his rights against the expropriating authority.

Article 20 - Visitation of the leased premises

During the six months before the end of lease agreement, as well as when offering the logistics building for sale, the Lessee will give his consent to place posters in high visibility locations in the leased premises or the building, announcing the leasing or sale.

Thus, the Lessee will permit persons who must be accompanied by a representative of the Lessor, and this by appointment, to visit the leased premises two days per week, in the morning or afternoon.

Article 21 - Internal regulations

The Lessee undertakes to comply with the existing provisions, internal regulations and others, which apply to the building complex and the areas. These regulations will be transferred to the Lessor before occupancy, which he confirms (Exhibit 4). All reasonable changes will be binding 1 month after notification thereof by registered mail to the Lessee.

Article 22 - Date of service

All documents served by registered mail are considered to have been served on the date on which the registered letter was submitted at the post office, proven by the date on the proof of shipment.

Article 23 - Advertising

If the Lessee wishes to install advertising, he must first obtain the prior express and written consent of the Lessor. The necessary permit applications and the like will be requested by the Lessee and at his expense. The Lessor has already agreed with installing a commonly used plexiglass plate in the business park, at the entrance of the building (company name).

Article 24 - Election of domicile

For the implementation of the lease agreement, the Lessor elects domicile at his registered office.

The Lessee elects domicile at the leased premises and this from the time of occupancy of the building until the moment that this lease agreement is terminated and he has vacated the leased premises.

Article 25 - Invalidity

If any provision of this agreement is declared invalid or unenforceable by a competent court, the remaining provisions are still fully valid. With regard to provisions that were found to be invalid or unenforceable in whole or in part, the parties will negotiate again in good faith, with the goal of replacing the invalid provision with a valid one, of which the economic results best corresponds with the invalid provision in a manner that is consistent with the common intention of the parties.

Article 26 - Competent courts - Applicable law

This agreement is governed by Belgian law.

Article 27 - Registration

The Lessor will have this lease registered at the expense of the Lessee. For the levying of registration duties on the Lessee, the parties estimate the charges imposed on the Lessee to be 10% of the annual rent. The registration duty of 0.2% will be levied on the combined amounts of rents and the charges imposed on the Lessee for the fiscal period to come.

The Lessor will return a copy of this lease agreement, which is intended for registration, to the Lessee after registration.

Article 28 - Option

For three years from the commencement of this lease, the Lessee will receive an option to lease additional premises of 300 m2, as indicated on the attached plan (A+B), as an extension of this lease agreement.

The Lessor may, as long as this option is not exercised, lease section B of these premises to third parties. Such leasing must be able to be terminated in a term of three months (notice period).

In the case there is no leasing and a fortiori of section A, the Lessee will meet the costs and charges, but not the rent of these premises. As soon as section A or B, or both, are wholly or partly used in any way, the terms of this lease agreement will apply as a whole to the section concerned (A or B, or both), as an extension to this lease agreement.

This option expires after three years and the Lessor will be free to lease these premises to third parties, whether the Lessee retains the right of first refusal to the premises, or not.

Article 29 - Preferential right

This lease agreement will expire after nine years. The Lessee will receive the preferential right to lease the leased premises again through, in that case, closing a lease agreement, based on the same conditions as this lease agreement (indexed rent amount).

Drawn up in Mechelen on 6/30/99 in triplicate, of which each party acknowledges to have received one signed copy following its signing, and one copy is intended for registration by the Lessor at the expense of the Lessee.

For the Lessor,	For the Lessee,

/s/ Bart Verhaeghe	/s/ Onno van de Stolpe

O. van de Stolpe
Managing Director
Attached:	Galapagos Genomics NV
1. plan of the leased premises
2. any additional work
3. internal regulations
4. ingoing delivery report

[stamp:]	Registered fourteen pages — sealed
in Mechelen 1st Registration Office
On 1999
BOOK 61/24 page 02 box 147
Received [stamp:]
THE RECEIVER read: one hundred and three thousand, two hundred and eighty-five fr.
[signature] (103,285.00 BEF)

ADDENDUM 1 to LEASE AGREEMENT FOR OFFICE SPACE

Between

INNOTECH N.V., a public limited company with registered headquarters at the Generaal de Wittelaan 9/18, 2800 Mechelen, entered in the commercial registry in Mechelen under no. 28.683, duly represented here by Mr. Bart Verhaeghe, managing director, hereinafter referred to as the lessor,

and

GALAPAGOS GENOMICS N.V., a public limited company with registered headquarters at the Generaal de Wittelaan 11/A, 2800 Mechelen, entered in the commercial registry in Mechelen under number 85.469, VAT number BE 466.460.429, duly represented here by Mr. Onno van de Stolpe, managing director, hereinafter referred to as the lessee,

Was concluded on June 30, 1999 a lease agreement for 1100 m2 of office space (as well as 142 m2 of common space and 22 parking spaces) at the Generaal de Wittelaan 11/A in Mechelen.

This agreement was registered in Mechelen 1 on August 4, 1999, Volume 6 2/24, page 2 section 147, for the fee of 103,285 [Belgian] francs.

The parties wish to increase the term of this agreement from nine to fifteen years.

As a result, article 8 has been changed in the sense that the term of nine years has been increased to fifteen years.

In light of the duration, the lease agreement shall also be notarized. The notarial deed shall be executed within two months before notary Annemie Coussement in Duffel, who has been appointed to do so by both parties.

As stipulated in the lease agreement, the registration duties and legal fees for this shall be at the expense of the lessee.

Prepared in Mechelen, on January 19, 2000 in triplicate, whereby each party acknowledges having received one signed copy at signing.

For the Lessor,	For the Lessee,

/s/ Bart Verhaeghe	/s/ Onno van de Stolpe

Bart Verhaeghe,	Onno van de Stolpe
Managing Director	Managing Director

Addendum Lease - p. 1

[stamp:]

LEASE AGREEMENT DATED 06/30/1999 and 02/21/2001

ADDENDUM 3

Between the undersigned:

1.	Intervest Offices N.V., with registered headquarters at the Uitbredingsstraat 18, 2600 Berchem (Antwerp), legal successor of Innotech N.V. by virtue of merger on 06/29/2001, represented here by the B.V.B.A.[limited liability company] Gert Cowé, CEO, represented here by its business manager Mr. Gert Cowé, and 2/ by the BVBA Jean-Paul Sols, COO, represented here by its business manager Mr. Jean-Paul Sols, hereinafter referred to as “the Lessor”

and

2.	GALAPAGOS GENOMICS N.V., established at the Generaal de Wittelaan 11A, 2800 Mechelen, represented here by Mr. O. van de Stolpe, CEO,

hereinafter referred to as “the Lessee”

Is first stated the following:

In a private lease agreement dated 06/30/1999, followed by the notarial lease agreement of February 21, 2001, and addendum 1 and 2 the lessee leased from the then owner, Innotech N.V. in Mechelen, 1,542 m2 of office space, plus 40 parking spaces, located in the Intercity Business Park in Mechelen-North, Generaal de Wittelaan 11, lot 1, on the second floor, for a fixed term of 15 years, effective 06/01/2000.

On 06/29/2001, Innotech N.V. merged with Perifund CVA, at which time the name was also changed to Intervest Offices N.V.

This having been stated, the following is agreed:

Article 1 - Leased Property

In addition to the aforementioned lease, the lessor is herewith leasing to the lessee, who accepts, the following space in the aforementioned building, on the same floor:

•	+/-322 m2 of office space, including part of the common spaces and

•	7 parking spaces

as shown in the attached plans

Hereinafter referred to as “the leased property”.

The surface areas being leased are not guaranteed in terms of more or less surface area, which shall be at the benefit or detriment of the lessee.

The leased property is being leased in finished state, with standard office finish; so the lessor shall be responsible for performance of the following work: new carpet, painting of walls, peripheral cable ducts, new false ceiling and air-conditioning for open space.

The lessee may propose possible additional items or changes, which shall be at the lessee’s expense.

The anticipated timeframe for performance is six weeks after the lessee has made its selections known to the lessor (subject to reservation of delivery time of any additional air-conditioning units).

A report of condition at handover shall be drawn up, at shared cost, by expert L. de Decker or J. De Prez, within a month after performance of the work.

Article 2 – Term of the Agreement

The aforementioned additional lease shall take effect on 12/01/2013 to end on the same date as the aforementioned notarial deed, i.e. on May 31, 2015.

Article 3 – Rent

The rent for this additionally leased space will be identical to that which is stipulated in the aforementioned notarial deed, i.e. a base rent for office space of €104.12/m2/year or presently €111.97/m2/year, and a base rent for parking spaces of €372/ps/year or presently €400.05/ps/year, or together presently €38,854.69/year or €9,713.67 payable per quarter.

The indexing of this rent amount shall be done at the same time and in the same way as the rent stipulated in the aforementioned notarial deed.

Article 4 - General Provision

Otherwise, all provisions of the aforementioned lease agreement plus addendum 1 and 2 shall remain integrally in force, and likewise applicable to the current agreement, unless otherwise stipulated in the current agreement.

Article 5 - Bank Guarantee

The lessee shall, in the month after the realization of the condition precedent mentioned hereinafter, present to the lessor, upon first request, a new unilateral, irrevocable, abstract and transferable bank guarantee to the amount of six months’ rent, or €89,930.34 for the previously leased portion, and to the amount of three months’ rent, or €9,713.67 for the portion being leased herewith, or in total for an amount of €99,644.01. This guarantee shall remain in effect up to six months after expiry of the lease agreement.

Article 6 - Special Provisions

In addition to what is stipulated in article 15 of the aforementioned lease agreement of 02/21/2001, it is agreed that the lessor shall not unreasonably deny permission to sublease, e.g. if at a later time the lessee no longer needs the space leased herewith for the performance of its activities.

Condition Precedent:

The lessee declares having been informed by the lessor of the fact that the space leased herewith is already being leased by another tenant. The lessor is in negotiations with that tenant in order to assign it a different location, on the first floor of the same building. That tenant has stated that it has no objection to this in principle, but that the terms of such relocation still need to be finalized. The current addendum is therefore also being concluded under the express condition precedent of conclusion between the lessor and previous tenant of an agreement for early termination of the lease for the space in question, and the leasing of another space.

Therefore, absolutely no right to compensation of damages shall arise for the lessee if the aforementioned condition precedent is not fulfilled.

If the above-mentioned [sic] condition is not realized within three months after the signing hereof, both parties shall be released from all obligations emanating from the present agreement.

For the levying of the registration fees, the total rental costs, at the expense of the lessee, are estimated at 5%.

Drawn up in triplicate in Berchem on 02/13/2004, whereby each party acknowledges having received its own copy, and one copy is intended for registration.

/s/ Jean-Paul Sols	/s/ Gert Cowé	/s/ Onno van de Stolpe
The Lessor		The Lessee
Intervest Offices NV		Galapagos Genomics NV

Addenda: plan of leased space + parking spaces

Duplicate

[stamp:]

Registered page no

in Mechelen 1st Office of the registration

On [stamp:] MARCH 24, 2004

VOLUME 6426 page 20 section 57

Received:            nine hundred thirty-eight Euros.

THE RECIPIENT: thirty-four cents

€938.34

For the senior inspector,

The administrative assistant,

/s/ Michèle Delcor

[stamp:] DELCOR Michèle

Flemish	English
[text cut off]afkasting Rf = 1u	[text cut off]encasement FR = 1h
deuren Rf=1/2u	doors FR=1/2h
glazen wand	glass wall
wand Rf=1u	wall FR=1h
gesloten wand	closed wall
wand Rf=1u	wall FR=1h
passerelle	walkway
kolomafkasting Rf=1u	column encasement FR=1h
wand Rf=1u	wall FR=1h

Flemish	English
x/deel	x/section
oppervlakte gebouw 2593.45m2	surface area of building 2593.45m2
oppervlakte gebouw 82[text cut off]	surface area of building 82[text cut off]
VERKOCHT AAN FOSTER FAST FOO[text cut off]	SOLD TO FOSTER FAST FOO[text cut off]
oppervlakte gebouw 4007.24m2	surface area of building 4007.24m2

[stamp:] RECEIVED AUGUST 09, 2005

LEASE AGREEMENT DATED 06/30/1999 and 02/21/2001

ADDENDUM 4 – Temporary Provision for Use

Between the undersigned:

1.	Intervest Offices N.V., with registered headquarters at the Uitbreidingstraat 18, 2600 Berchem (Antwerp), legal successor of Innotech N.V. by virtue of merger on 06/29/2001, represented in that place by the B.V.B.A. [limited liability company] Gert Cowé, CEO, represented here by its business manager Mr. Gert Cowé, and 2/ by the BVBA Jean-Paul Sols, COO, represented here by its business manager Mr. Jean-Paul Sols, hereinafter referred to as “the Lessor”

and

2.	GALAPAGOS N.V. (formerly known as GALAPAGOS GENOMICS NV), established at the Generaal de Wittelaan 11A, 2800 Mechelen, represented here by Mr. Onno van de Stolpe, CEO,

hereinafter referred to as “the Lessee”

Is first stated the following:

In a private lease agreement dated 06/30/1999, followed by the notarial lease agreement of February 21, 2001, and addendum 1 and 2 [sic] the lessee leased from the then owner, Innotech N.V. in Mechelen, 1,542 m2 of office space, plus 40 parking spaces, located in the Intercity Business Park in Mechelen-North, Generaal de Wittelaan 11, lot 1, on the second floor, for a fixed term of 15 years, effective 06/01/2000.

On 06/29/2001, Innotech N.V. merged with Perifund CVA, at which time the name was also changed to Intervest Offices N.V.

In agreement “Addendum 3” of 02/13/2004 the lessee additionally leased, in the same building, 322 m2 of office space plus seven parking spaces, effective 12/01/2003 and ending on 05/31/2015.

This having been stated, the following is agreed:

Article 1 - Leased Property

In addition to the aforementioned lease, the lessor is herewith temporarily providing for use to the lessee, who accepts, the following spaces in a different building, likewise at Generaal De Wittelaan 9:

+/-20 m2 of floor space in a warehouse with a total area of 510 m2, (including part of the common spaces) as shown in the attached plan.

Hereinafter referred to as “the leased property”.

Article 2 - Purpose/Use

The property being provided is known by the lessee, who has visited it and requests no further description thereof, and accepts it in the state it is currently in. The aforementioned property shall be used only as a temporary storage space and not as workspace.

When using it, the lessee shall obey the rules stipulated in the internal regulations, a copy of which shall be attached hereto.

The Lessor is not familiar with the activity the Lessee intends to carry out in the Property and the Lessor does not guarantee that the property meets the requirements that, if necessary, may be imposed on the activities being undertaken by the Lessee.

The intended use of the property may not be changed by the Lessee, except with the prior, express and written consent of the Lessor, who shall at all times be authorized to refuse such proposed change, without providing a reason, and without the Lessee for that reason obtaining any right to compensation, early termination or otherwise any allowances.

It is expressly agreed that the Property may in no case be used for carrying out retail activities, nor for any work of an artisan in direct contact with the public, even if the Property is being used purely as a showroom, or otherwise, so that the present lease is not and can never be governed by the law of April 30, 1951 on commercial leases.

It is expressly agreed, acknowledged and accepted by the parties that respecting the purpose of the Property forms an essential component of the present agreement, in absence of which the Lessor would not have entered into an agreement. If the Lessee changes the intended purpose of the Property without the consent of the Lessor, the latter mentioned shall be authorized to demand - immediately and without prior notice - dissolution of this agreement to the detriment of the Lessee.

Should other parts of the 510 m2 warehouse in which the leased property is located be leased to third parties or taken into use by the Lessor, the Lessor shall inform the Lessee hereof in advance and the Lessor shall take the necessary measures to completely divide off the space being leased by the Lessee, so that a safe storage of goods of the Lessee is guaranteed.

Article 3 - Term of the Agreement

The aforementioned additional provision of space for use shall take effect on August 1, 2005 for an indefinite term, terminable at any time by both parties subject to registered prior notice of termination of one month.

Article 4 - Fee

The fee for this provision for use is stipulated as follows:

a/	€900 per year, payable per trimester

b/	€190 per year for fixed share of duties and costs, payable per trimester

Or in total €1,090 per year (excluding VAT), payable per trimester.

If the lease were to be terminated by one of the parties before expiry of a complete trimester, the fee for the trimester in which the termination falls will be calculated proportionate to the actual period of use.

In the context of this agreement, the term “trimester” means a period of three consecutive months, whereby the first trimester shall be the period from August 1, 2005 to October 31, 2005; the second trimester shall be the period from November 1, 2005 to January 31, 2006, and so forth.

Article 5 - Indexing

This fee shall be [sic] at the same time and in the same way as stipulated in the above-mentioned lease agreement, base index July 2005.

Article 6 - General Provision

Otherwise, all provisions of the aforementioned lease agreement shall be integrally applicable to the current agreement, unless otherwise stipulated in the current agreement.

Article 7 - Current State

Where the state of the leased property is concerned, both parties acknowledge that it is in a good state of maintenance, according to the photos taken by the lessor on 08/01/2005, and which the lessee declares it accepts. A copy of the photos is attached to this Addendum.

Article 8 - Special Provisions

The lessor shall have the right to enter the premises at all times in order to carry out the necessary modification work or repairs, and to verify that the provisions of the current agreement are being complied with.

The lessee acknowledges today having received one key for the office entrance, at the front of the building. He agrees to use this point of access only in order to open the warehouse from the inside via the offices, and to undertake all transport of materials directly via the sectional gate of the warehouse.

For the levying of the registration fees, the total rental costs, at the expense of the lessee, are estimated at 5%.

Drawn up in triplicate in Berchem on August 1, 2005, whereby each party acknowledges having received its own copy, and one copy is intended for registration.

/s/ Jean-Paul Sols	/s/ Gert Cowé	/s/ Onno van de Stolpe
The Lessor		The Lessee
Intervest Offices NV		Galapagos NV

		[stamp:]	GALAPAGOS NV LEGAL

Addendum:	plan of spaces provided for use and copies of photos

Flemish	English
Gen. de Wittelaan 9 ex-Superflow	Gen. de Wittelaan 9 formerly Superflow
Deur	Door
Magazijn	Warehouse
v.h.	exp. amt.
Poort	Gate
Kantoor	Office
S	Sanitary facility
cv	central heating
Trap	Stair
Gang	Hallway
Inkom	Entrance
T	Technical space

[stamp:]

LEASE AGREEMENT DATED 06/30/1999 and 02/21/2001

ADDENDUM 5 – Lease of Warehouse Space

Between the undersigned:

1.	Intervest Offices N.V., with registered headquarters at Uitbreidingstraat 18, 2600 Berchem (Antwerp), legal successor of Innotech N.V. by virtue of merger on 06/29/2001, represented in that place by Inge Tas, CFO ~~the B.V.B.A.[limited liability company] Gert Cowé, CEO, represented here by its business manager Mr. Gert Cowé~~, and 2/ by the BVBA Jean-Paul Sols, COO, represented here by its business manager Mr. Jean-Paul Sols, hereinafter referred to as “the Lessor”

and

1.	GALAPAGOS N.V. (formerly known as GALAPAGOS GENOMICS NV), established at the Generaal de Wittelaan 11A, 2800 Mechelen, represented here by Mr. Onno van de Stolpe, CEO,

hereinafter referred to as “the Lessee”

Is first stated the following:

In a private lease agreement dated 06/30/1999, followed by the notarial lease agreement of February 21, 2001, and addendum 1 and 2 the lessee leased from the then owner, Innotech N.V. in Mechelen, 1,542 m2 of office space, plus 40 parking spaces, located in the Intercity Business Park in Mechelen-North, Generaal de Wittelaan 11, lot 1, on the second floor, for a fixed term of 15 years, effective 06/01/2000.

On 06/29/2001, Innotech N.V. merged with Perifund CVA, at which time the name was also changed to Intervest Offices N.V.

In agreement “Addendum 3” of 02/13/2004 the lessee additionally leased, in the same building, 322 m2 of office space plus seven parking spaces, effective 12/01/2003 and ending on 05/31/2015.

In addendum 4 of 08/01/2005 the lessor provided to the lessee, for temporary use, +/-20 m2 of floor space in a larger warehouse located at Gen. De Wittelaan 9.

This having been stated, the following is agreed:

Article 1 - Leased Property

In addition to the aforementioned lease, the lessor is herewith leasing to the lessee, who accepts, the following space, located in Mechelen, Generaal De Wittelaan 11A, amongst the already leased office space:

+/-100 m2 of warehouse space, as shown on the attached plan.

Hereinafter referred to as “the leased property”.

The surface areas being leased are not guaranteed in terms of more or less surface area, which shall be at the benefit or detriment of the lessee.

The costs for setting up and any modification of the aforementioned warehouse, as well as for creating a passageway to the stairwell located in the section already being leased by the lessee, shall be completely at the expense of the lessee.

Article 2 - Purpose/Use

The property being provided for use is known by the lessee, who has visited it and requests no further description thereof, and accepts it in the state it is currently in. The aforementioned property shall be used only as storage space and not as workspace or production space.

Article 3 - Term of the Agreement

The aforementioned additional lease shall take effect on March 1, 2006 and will end on the same date as the aforementioned notarial deed, i.e. May 31, 2015.

Article 4 - Rent

The rent is stipulated at €45/m2/year, or €4,500/year, or €1,125/quarter (hereinafter referred to respectively as the “Annual rent” and the “Trimestral rent”).

The Trimestral Rent shall be payable in advance in Euros by January 1, April 1, July 1 and October 1 of each year, to account number 310-1658419-96 or any other account number to be provided to the Lessee by the Lessor and in a currency that is accepted in Belgium. Any banking costs shall be at the expense of the lessee.

The indexing of this rent amount shall be done at the same time and in the same way as the indexation of the rent, as stipulated in the aforementioned notarial deed, with base index January 2006.

Article 5 - Current State

A report of condition upon commencement shall be drawn up, at shared costs, by expert L. De Decker or J. De Prez, at the latest within the month after commencement of the current agreement.

Article 6 - Bank Guarantee

The lessee shall, within the month after the signing of the current agreement, present to the lessor, upon first request, a new (or modification of the existing) unilateral, irrevocable, abstract and transferable bank guarantee, to the amount of €99,644.01 for the previously leased portions, and to the amount of six months’ rent, or €2,250 for the portion being leased herewith, or in total for an amount of €101,894.01. This guarantee shall remain in effect up to six months after expiry of the lease agreement.

Article 7 - General Provision

Otherwise, all provisions of the aforementioned lease agreement and addenda shall remain integrally in force, and also applicable to the current agreement, unless otherwise stipulated in the current agreement.

Article 8 - Early Termination

It is herewith also agreed to terminate early the agreement “Addendum 4 - Temporary Provision for Use” of 08/01/2005, effective 02/28/2006.

For the levying of the registration fees, the total rental costs, at the expense of the lessee, are estimated at 5%.

Drawn up in triplicate in Berchem on MARCH 3, 2006, whereby each party acknowledges having received its own copy, and one copy is intended for registration.

/s/ Jean-Paul Sols	/s/ Inge Tas	/s/ Onno van de Stolpe
The Lessor		The Lessee
Intervest Offices NV		Galapagos NV

[stamp:]

Addendum:	plan of leased space

[stamp:]

Registered [three] page(s) no

in Mechelen 1st Office of the registration

On [stamp:] JUNE 26, 2006

VOLUME 6 2/33 page 01 section 108

Received: Eighty-six Euros and sixty-three cents

THE RECIPIENT:

€86.63

For the senior inspector,

The administrative assistant,

/s/ Michèle Delcor

[stamp:] DELCOR Michèle

Flemish	English
Gebouw 11 A, gelijkvloers	Building 11 A, first floor
Nieuw Trap	New Stair
Technische ruimte 1	Technical room 1
Sanitair heren	Men’s bathroom
Sanitair dames	Women’s bathroom
Inkomhal	Entry hall
Centrale inkomhal	Main entry hall
Kantoorruimte	Office space
Keuken	Kitchen
Bergplaats	Storage space
Sanitair	Sanitary facilities
Magazijn	Warehouse
Kantoorruimte	Office space
(incl. sanitair + bergplaats + keuken)	(incl. sanitary + storage space + kitchen)

[stamp:] RECEIVED 2007

LEASE AGREEMENT DATED 06/30/1999 and 02/21/2001

ADDENDUM 6 – Lease of Additional Warehouse Space

Between the undersigned:

1.	Intervest Offices N.V., with registered headquarters at Uitbreidingstraat 18, 2600 Berchem (Antwerp), represented in that place by 1/ the BVBA [limited liability company] Jean-Paul Sols, CEO, represented here by its business manager Mr. Jean-Paul Sols, and by 2/ Ms. Inge Tas, CFO hereinafter referred to as “the Lessor”

and

1.	GALAPAGOS N.V., established at the Generaal de Wittelaan 11A, 2800 Mechelen, represented here by Mr. Onno van de Stolpe, CEO,

hereinafter referred to as “the Lessee”

Is first stated the following:

In a private lease agreement dated 06/30/1999, followed by the notarial lease agreement of February 21, 2001, and addendum 1 and 2 the lessee leased from the then owner, Innotech N.V. in Mechelen, 1,542 m2 of office space, plus 40 parking spaces, located in the Intercity Business Park in Mechelen-North, Generaal de Wittelaan 11, lot 1 (known as number L11 A3), on the second floor, for a fixed term of 15 years, effective 06/01/2000.

On 06/29/2001, Innotech N.V. merged with Perifund CVA, at which time the name was also changed to Intervest Offices N.V.

In agreement “Addendum 3” of 02/13/2004 the lessee additionally leased, in the same building, 322 m2 of office space plus seven parking spaces, effective 12/01/2003 and ending on 05/31/2015.

In addendum 4 of 08/01/2005 the lessor provided to the lessee, for temporary use, +/-20 m2 of floor space in a larger warehouse located at Gen. De Wittelaan 9.

In addendum 5 of 03/23/2006, the lessee additionally leased +/- 100 m2 of floor space in a larger warehouse located at Gen. De Wittelaan L11A3 in Mechelen.

The temporary provision of use of space of addendum 4 was then terminated as a result.

This having been stated, the following is agreed:

Article 1 - Leased Property

In addition to the aforementioned lease, the lessor is herewith leasing to the lessee, who accepts, the following space, located in Mechelen, Generaal De Wittelaan L11A A3, amongst the already leased office space and in addition to the already leased warehouse space:

+/-213 m2 of warehouse space, as shown on the attached plan that is being attached as exhibit 1 to this Addendum 6

Hereinafter referred to as “the leased property”.

The surface areas being leased are not guaranteed in terms of more or less surface area, which shall be at the benefit or detriment of the lessee.

The costs for creating the separation, creating the additional access and the necessary modifications to the existing warehouse (according to the attached plan) shall be completely at the expense of the lessee.

The lessor shall have to give its written approval of the submitted plans/offers in advance, however, where the creation of the warehouse with an additional exterior door is concerned. Such approval shall not be unreasonably denied.

Article 2 - Purpose/Use

The property being provided for use is known by the lessee, who has visited it and requests no further description thereof, and accepts it in the state it is currently in, taking into consideration the notes in the report of condition (see article 5 below).

The aforementioned property shall only be able to be used as storage space, office space and/or laboratory space (NMR) as per the attached plan.

The parking spaces already currently being leased are intended for passenger cars and small commercial vans only. It is expressly forbidden to store goods there or wash or service a vehicle there. However the lessee does have the right to use at most two (2) adjacent parking spaces for placement of small waste containers, on the condition it involves parking spaces that are located at the rear of the building and the containers are properly maintained and tidy.

Article 3 - Term of the Agreement

The aforementioned additional lease shall take effect on February 1, 2007 and end on the same date as the aforementioned notarial deed, i.e. May 31, 2015.

Article 4 - Rent

The (additional) rent for the warehouse space is stipulated at €45/m2/year, or €9,585/year, or €2,396.25/quarter (hereinafter referred to respectively as the “Annual rent” and the “Trimestral rent”).

The Trimestral Rent shall be payable in advance in euros by January 1, April 1, July 1 and October 1 of each year, to account number 310-1658419-96 or any other account number to be provided to the Lessee by the Lessor and in a currency that is accepted in Belgium. Any banking costs shall be at the expense of the lessee.

The indexing of this rent amount shall be done at the same time and in the same way as the indexation of the rent, as stipulated in the aforementioned notarial deed, i.e. on June 1 of each year, with base index January 2007.

Article 5 - Current State

A report of condition upon commencement shall be drawn up, at shared costs, by expert L. De Decker or J. De Prez, at the latest within the month after commencement of the current agreement, but before the performance of any modification work.

Article 6 - Bank Guarantee

The lessee shall, within the month after the signing of the current agreement, do what is necessary in order to increase the existing bank guarantee by an amount equal to six months’ rent or €4,792.50. This guarantee must remain in effect up to six months after expiry of the lease agreement, unless the lessor and lessee mutually agree to a shorter period.

Article 7 - General Provision

Otherwise, all provisions of the aforementioned lease agreement and its addenda shall remain integrally in effect, and also applicable to the current agreement, unless otherwise stipulated in the current agreement.

For the levying of the registration fees, the total rental costs, at the expense of the lessee, are estimated at 5%.

Drawn up in triplicate in Berchem on 02/06/2007, whereby each party acknowledges having received its own copy, and one copy is intended for registration.

/s/ Inge Tas	/s/ Jean-Paul Sols	/s/ Onno van de Stolpe
The Lessor		The Lessee
Intervest Offices NV		Galapagos NV

Addendum 1: plan of leased space

Flemish	English
BIJLAGE 1	ADDENDUM 1
KEUKEN	KITCHEN
SANITAIR	SANITARY FACILITIES
Technische Ruimte	Technical Space
Kolomafkasting Rf = 1u	Column encasement FR=1h

Intervest Offices NV/Galapagos NV

Addendum 7 (January 2008)

LEASE AGREEMENT DATED 06/30/1999 and 02/21/2001

ADDENDUM 7 – Addition of office and reception area space

on first floor

Between the undersigned:

1.	INTERVEST OFFICES N.V., with registered headquarters at Uitbreidingstraat 18, 2600 Berchem (Antwerp), represented in that place by 1/ the BVBA [limited liability company] Jean-Paul Sols, CEO, represented here by its business manager Mr. Jean-Paul Sols and 2/ Ms. Inge Tas, CFO;

hereinafter referred to as “the Lessor”

and

2.	GALAPAGOS NV, (formerly known as GALAPAGOS GENOMICS NV), established at the Generaal de Wittelaan L11 A3, 2800 Mechelen, represented here by Mr. Onno van de Stolpe, CEO;

hereinafter referred to as “the Lessee”

Is first stated the following:

In a private lease agreement dated 06/30/1999, followed by the notarial lease agreement of February 21, 2001, and addendum 1 and 2 the lessee leased from the then owner, Innotech N.V. in Mechelen, 1,542 m2 of office space, plus 40 parking spaces, located in the Intercity Business Park in Mechelen-North, Generaal de Wittelaan L11 A3, lot 1, on the second floor, for a fixed term of 15 years, effective 06/01/2000.

On 06/29/2001, Innotech N.V. merged with Perifund CVA, at which time the name was also changed to Intervest Offices N.V.

In Addendum 3 of 02/13/2004 the lessee additionally leased, in the same building, 322 m2 of office space plus seven parking spaces, effective 12/01/2003 and ending on 05/31/2015.

In addendum 4 of 08/01/2005 the lessor provided to the lessee, for temporary use, +/-20 m2 of floor space in a larger warehouse located at Gen. De Wittelaan 9.

In addendum 5 of 03/23/2006 the provision for use according to addendum 4 was terminated early, and the lessee additionally leased a +/- 100 m2 warehouse space in the same building Gen. De Wittelaan L11 A3 in Mechelen.

In addendum 6 of 02/06/2007, the lessee additionally leased, in the same building, +/- 213 m2 of warehouse space.

Intervest Offices NV/Galapagos NV

Addendum 7 (January 2008)

This having been stated, the following is agreed:

Article 1 – Leased property

In addition to the aforementioned lease, the lessor is herewith leasing to the lessee, who accepts, the following space, in the same building located in Mechelen, Generaal De Wittelaan 11A, on the first floor:

•	+/- 467 m2 of office space, and +/- 46 m2 of sanitary facility space, or together +/- 513 m2 gross, including part of the common spaces;-

•	+/- 116 m2 gross reception area space, including part of the common spaces;

•	+/- 27 m2 storeroom

•	12 permanent parking spaces and 12 temporary parking spaces

as shown in the attached plan (Addendum 1), and for the parking spaces the layout plan still to be drawn up by the parties, which shall be attached to this agreement as Addendum 2 within six (6) weeks after the taking effect of this agreement.

Hereinafter referred to as “the leased property”.

The surface areas being leased are not guaranteed in terms of more or less surface area, which shall be at the benefit or detriment of the lessee.

Article 2 - Term of the agreement.

The present Addendum 7 shall take effect on January 1, 2008 and end on the same date as the aforementioned initial notarial lease, i.e. May 31, 2015.

Article 3 - Rent

The rent is stipulated as follows:

•	The rent per m2 for these additionally leased office spaces and sanitary facility spaces shall be identical to that which is stipulated in the aforementioned notarial deed, i.e. base rent for offices €104.12/m2/year (base index 125.08), or currently €120.28/m2/year x 513 m2 = €61,703.64/year.

•	The rent per m2 for the reception area space with shall be identical to that which is stipulated in the aforementioned addendum 5 of 03/23/2006, i.e. base rent €45/m2/year (base index 141.04), or currently
€45.18/m2/year x 116 m2 = €5,240.88/year.

•	The rent for the permanent parking spaces shall be €450.00/space/year x 12 spaces = €5,400/year.

•	The rent for the temporary parking spaces shall be €450/space/year x 12 spaces = €5,400/year.

or all together €77,744.52/year or €19,436.13/quarter.

The indexing of this rent amount shall be done at the same time and in the same way as the rent stipulated in the aforementioned notarial deed, i.e. on June 1 of each year.

Intervest Offices NV/Galapagos NV

Addendum 7 (January 2008)

The trimestral rent shall be payable in advance by January 1, April 1, July 1 and October 1 of each year, to the account number
310-1658419-96 of the lessor or any other account number to be provided to the lessee by the lessor, and in Euros. Any banking costs for the transfer shall be at the expense of the lessee.

Article 4 - Description of the leased property

The leased property is known by the lessee, who has visited it and requests no further description thereof, and who accepts it in the basic shell condition it will brought into by the lessor, at its expense, at the latest within three weeks after receipt by the lessor of the signed copies of the present addendum 7.

The lessor shall thus perform the work as described in the attached list (Exhibit 3):

The leased space is exclusively intended to be used as office space (including a server location as necessary) and reception area space.

The parking spaces are exclusively intended for passenger cars and small commercial vans. It is expressly forbidden to store goods there or wash or service a vehicle there. However the lessee does have the right to use at most two (2) adjacent parking spaces for the placement of small waste containers, on the condition it involves parking spaces that are not located on the side of the main entrance of the building and that the containers are properly maintained and tidy. These spaces are to be determined in consultation with the lessor, in all fairness, keeping in mind the esthetics of the office park.

Article 5 - Current state

A report of condition upon commencement shall be drawn up, at shared costs, by expert L. De Decker or M. Bernaerts, within the week after performance of the work by the lessor, as provided in article 4 of the present Addendum 7.

Article 6 - Bank guarantee

The lessee shall, within the month after the signing of the present Addendum 7, present to the lessor, upon first request, a new (or modification of the existing) unilateral, irrevocable, abstract and transferable bank guarantee, to the amount of six months’ rent for the totality of the leased properties. This guarantee must remain in effect up to six months after expiry of the part of the lease agreement to which this Addendum 7 pertains, unless the lessor and lessee mutually agree to a shorter period.

Article 7 - Parking spaces

Based on the lease agreement of June 30, 1999 and the addenda numbers 1 through 6 to the aforementioned lease agreement and the present addendum 7, the lessee now leases a total of 59 permanent parking spaces from the lessor, and also 12 temporary parking spaces. Where the temporary parking spaces are concerned, it has been agreed that they may be canceled at any time by the lessor and/or by the lessee, subject to prior notice of one month, by the end of any month, and to the extent this is necessary for leasing the still available office spaces in the building in which the lessee is established.

Intervest Offices NV/Galapagos NV

Addendum 7 (January 2008)

The lessor shall ensure a reasonable distribution and spacing of the permanent parking spaces located in front of the main entrance of the building, in such a way that the lessee will have at minimum four permanent parking spaces to use close to the main entrance. The parties shall work out a solution regarding this within a reasonable timeframe.

Article 8 - Commercial contribution to the rent by the lessor

Under the present Addendum 7 the lessor is granting to the lessee a total commercial discount of 79,200 Euros. This discount shall be: 1°) used by the lessor, to the amount of 36,630 Euros, to enlarge and renovate the sanitary facilities, which at the request of the lessee shall no longer be shared with other users of the building, but that hence privately forms an integral part of the spaces leased below; and 2°) counted against the rent as follows, to the amount of 42,570 Euros:

1/ For the period from 01/01/2008 to 03/31/2008 no rent shall have to be paid by the lessee for the spaces leased in this Addendum 7 (with exception of the parking spaces). For informational purposes: this temporary exemption from rent represents a total value of €16,737.13.

2/ For the period from 04/01/2008 to 12/31/2008 the lessor shall furnish a credit to the lessee for the second, third and fourth calendar quarter of 2008 together with the invoice for the rent of the quarter in question, which credit shall be deductible from such invoice. The amount of such a credit shall be 8,611.29 Euros per quarter.

Starting 01/01/2009 the rent for the leased spaces shall be owed integrally without discount.

Article 9 - Performance of alteration work by the lessee

The lessor herewith grants permission to the lessee to perform the work mentioned below, at its own expense and sole responsibility, in accordance with the rules of the art, as per the plans attached hereto (Exhibit 4). Subject to approval of the lessor, these plans may be altered, at the request of the lessee, if necessary, whereby it has been agreed, however, that for noninvasive alterations of these plans no prior new approval from the lessor shall be required.

•	Creation of a kitchen unit at the back of the reception area space;

•	Modification of reception area space with storage/desk and installation of an additional stair and platform, with passageway to the adjacent offices;

•	Creation of office space (marked in plan as “commercial space”);

•	In general, performance of the necessary alteration work, in order to make the leased spaces ready to be used, in accordance with the standard instructions for interior furnishing work as described in Exhibit 5.

Article 9 - Return of the leased property

Unless agreed otherwise, at the end of the lease the lessee shall be required to return the leased property in basic shell condition as delivered by the lessor upon commencement of the lease, taking into account normal wear and tear, and as stated in the attached table “Requirements for refurbishment at End of lease” (Exhibit 6).

Intervest Offices NV/Galapagos NV

Addendum 7 (January 2008)

Article 10 - General Provision

Otherwise, all provisions of the aforementioned lease agreement of 06/30/1999 and addenda 1 through 6 shall remain integrally in force, and also applicable to the current agreement, unless otherwise stipulated in the current agreement.

For the levying of the registration fees, the total lease costs, at the expense of the lessee, are estimated at 5%.

Drawn up in triplicate in Berchem on 01/31/2008, whereby each party acknowledges having received its own copy, and one copy is intended for registration.

The Lessor	The Lessee
Intervest Offices NV,	Galapagos NV,

/s/ Jean-Paul Sols	/s/ Onno van de Stolpe	/s/ Leo Steenbergen
/s/ Inge Tas

	Onno van de Stolpe	Leo Steenbergen
	CEO	CFO

[stamp:] GALAPAGOS NV LEGAL

Exhibit 1:	plan of leased space
Exhibit 2:	layout plan for parking spaces
Exhibit 3:	list of demolition work to be performed by lessor
Exhibit 4:	plan of permitted work
Exhibit 5:	interior furnishing work instructions
Exhibit 6:	requirements for refurbishment at end of lease

***

Flemish	English
Bijlage 1	Addendum 1
Opdrachtgever:	Client

Intervest Offices NV/Galapagos NV

Addendum 7 (January 2008)

Exhibit 3

Exhibit 3 – List of work to performed by the lessor

1. Relocation of fire hose

2. Disassembly of existing VRF system

3. Installation of separation wall

4. Dismantling of windowsills, curtain cabinets and sunblinds

5. Dismantling of ramp on inside of double emergency door

6. Finishing of painting of fire hose in toilets

BYLAGE 4(a) (gelijkvloer)

VOORSTEL 11A
CONFERENCE ROOM 1
CONFERENCE ROOM 2
LOBBY
RECEPTION
PA OFFICE

Flemish	English
Bijlage 4(a) (gelijkvloers)	Addendum 4(a) (first floor)
VOORSTEL 11A	PROPOSAL 11A
23/01/2008	01/23/2008
glazen wand	glass wall
h verhoogd plafond	heightened ceiling
DRANKECONOMAAT	DRINKS MACHINE
BERGING	STORAGE

Flemish	English
Bijlage 4(a) (verdieping)	Addendum 4(b) (second floor)
KANTOREN	OFFICES
VOORONTWERP	PRELIMINARY DRAFT
Sanitair heren	Men’s sanitary facilities
SCHAAL	SCALE
Sanitair dames	Women’s sanitary facilities
Secretariaat	Secretariat
Ingang	Entrance
Vestiaire	Vestibule
Directie	Management
EERSTE VERDIEPING	SECOND FLOOR
ARCHIEF	ARCHIVES
Vergaderzaal	Meeting room
ANALYSELABO	ANALYTICAL LABORATORY
Koffie-keuken	Coffee kitchen
Berging	Storeroom
VERGADERZAAL LABORANTEN	LAB WORKER MEETING ROOM
Kleding heren	Men’s dressing room
Kleding dames	Women’s dressing room

Lease contract Intervest-Galapagos

Addendum 7 (January 2008)

Exhibit 5

In follow-up to your request for the SETTING-UP OF NEW OFFICES WITH RECEPTION AREA AND INSTALLATION OF STAIRS we are herewith giving you a positive answer, under the following conditions:

•	The installation must be carried out in accordance with the rules of the art and in compliance with the governing laws and ordinances, completely at the expense and accountability of the lessee; any authorizations and/or permits must be requested by the lessee and at its sole responsibility.

•	The work must be carried out in accordance with the plans attached hereto (Exhibit 4). These plans may be altered, subject to the lessor’s approval, at the request of the lessee, if necessary, whereby it has been agreed, however, that no prior new approval from the lessor shall be required for non-invasive alterations of these plans.

•	No damage to the building and minimal inconvenience to the neighbors may be caused.

•	At the end of the lease everything must be returned to its original basic shell condition, unless the owner chooses to keep the changes without compensation, in accordance with the lease contract.

•	The lessee shall be responsible for all possible reasonable and necessary supplementary costs for maintenance to the building caused by the installation of the respective system.

***

Lease contract Intervest-Galapagos

Addendum 7 (January 2008)

Exhibit 6

Exhibit 6 Requirements for Refurbishment by Galapagos at End of Lease (basic shell condition)

Electric board for offices + inspection + single wire diagram.

Electric board for atrium + inspection + single wire diagram.

VRF system (cooling + heating of office space on independent system).

Sanitary facilities for women and men (as completely set up by Intervest at start of Addendum 7).

Kitchenette (as set up according to Galapagos plans).

The above-mentioned technical systems must be delivered in normal working order.

Intervest Offices NV/Galapagos NV

LEASE AGREEMENT DATED 06/30/1999 and 02/21/2001

ADDENDUM 8 – Addition of office space on first floor

Between the undersigned:

1.	INTERVEST OFFICES N.V., with registered headquarters Uitbreidingstraat 18, 2600 Berchem (Antwerp), represented in that place by 1/ the BVBA [limited liability company] Jean-Paul Sols, CEO, represented here by its business manager Mr. Jean-Paul Sols and 2/ Ms. Inge Tas, CFO;

hereinafter referred to as “the Lessor”

and

2.	GALAPAGOS NV (formerly known as GALAPAGOS GENOMICS NV), established Generaal de Wittelaan L11 A3, 2800 Mechelen, represented here by Mr. Onno van de Stolpe, CEO;

hereinafter referred to as “the lessee”

Is first stated the following:

In a private lease agreement dated 06/30/1999, followed by the notarial lease agreement of February 21, 2001, and addendum 1 and 2 the lessee leased from the then owner, Innotech N.V. in Mechelen, 1,542 m2 of office space, plus 40 parking spaces, located in the Intercity Business Park in Mechelen-North, Generaal de Wittelaan L11 A3, lot 1, on the second floor, for a fixed term of 15 years, effective 06/01/2000.

On 06/29/2001, Innotech N.V. merged with Perifund CVA, at which time the name was also changed to Intervest Offices N.V.

In agreement Addendum 3 of 02/13/2004 the lessee additionally leased, in the same building, 322 m2 of office space plus seven parking spaces, effective 12/01/2003 and ending on 05/31/2015.

In addendum 4 of 08/01/2005 the lessor provided to the lessee, for temporary use, +/-20 m2 of floor space in a larger warehouse located at Gen. De Wittelaan 9.

In addendum 5 of 03/23/2006 the provision for use according to addendum 4 was terminated early, and the lessee additionally leased a +/- 100 m2 warehouse space in the same building Gen. De Wittelaan L11 A3 in Mechelen.

In addendum 6 of 02/06/2007, the lessee additionally leased, in the same building, +/-213 m2 of warehouse space.

In addendum 7 of 08/31/2008, the lessee additionally leased, in the same building, +/- 513 m2 of office and sanitary facility space,
+/- 116 m2 of reception area space, +/- 27 m2 of storage space, and 24 parking spaces.

Intervest Offices NV/Galapagos NV

This having been stated, the following is agreed:

Article 1 - Leased property

In addition to the aforementioned leases, the lessor herewith leases to the lessee, who accepts, the following space, in the same building located in Mechelen, Generaal De Wittelaan 11A, on the first floor: /- 716 m2 of office space with private kitchen, including part of the common areas, as marked 0/A and shaded dark on the attached plan (Exhibit 1).

Hereinafter referred to as “the leased property”.

The surface areas being leased are not guaranteed in terms of more or less surface area, which shall be at the benefit or detriment of the lessee.

Article 2 - Term of the Agreement.

The present Addendum 7 shall take effect on July 1, 2009 and end on the same date as the aforementioned initial notarial lease, i.e. May 31, 2015.

Moreover, the lessee shall have the possibility to cancel the herewith additionally leased space, by the end of the third year, i.e. by June 30, 2012, provided this is done so by registered notice of cancellation to the lessor at the latest three months before the same date, i.e. at the latest March 31, 2012.

Furthermore, the lessee shall have the possibility to cancel the herewith additionally leased space, at any time as of the commencement of this Addendum 8, provided this is done so by giving notice of cancellation of three months by registered letter addressed to the lessor, and on the condition that the lessee leases a space of at least the same surface area as that being leased with this Addendum 8, in the buildings that are being leased on the date of this Addendum 8 by the lessor to Virco/Tibotec at Generaal De Wittelaan in Mechelen.

Article 3 - Rent

The rent shall be €95/m2/year or 68,020 m2/year, or €17,005/quarter.

The indexing of this rent amount shall be done at the same time and in the same way as the rent stipulated in the aforementioned notarial deed, base index June 2009.

Article 4 - Current State

A report of condition upon commencement shall be drawn up, at shared costs, by expert L. De Decker or M. Bernaerts, within the month after the signing of the present contract.

Intervest Offices NV/Galapagos NV

Article 5 - Bank Guarantee

The lessee shall, within the month after the signing of the present Addendum 8, present to the lessor, upon first request, an additional (or modification of the existing) unilateral, irrevocable, abstract and transferable bank guarantee, whereby for these additionally leased properties a guarantee to the amount of four months’ rent shall be furnished. This guarantee must remain in effect up to six months after expiry of the part of the lease agreement to which this Addendum 8 pertains.

Article 6 - Commercial contribution to the rent by the lessor

The lessor is granting to the lessee a total commercial discount on the rent to the amount of 37.50% of the rent for the herewith additionally leased space, for 12 months as of the commencement of the present lease contract. During this period the rent shall hence be reduced to €59.38/m2/year for the 716 m2 of leased surface area, or to €42,516.08/year or €10,629.02/quarter.

For the period from 07/01/2009 to 06/30/2010 the lessor shall each quarter furnish a credit to the lessee together with the invoice for the rent of the quarter in question, which credit shall be deductible from such invoice. The amount of the credit shall be €6,375.98 per quarter.

Starting 07/01/2010 the rent for the leased spaces shall be owed integrally without discount.

Article 7 - Performance of work by the lessor

The lessor shall have the following work done at its own expense, at the latest within the month after the taking of effect of the present addendum:

•	shampooing of the existing stains on the carpet

•	washing off or repainting of soiled spots on the walls

Article 8 - Return of the leased property

Unless agreed otherwise, at the end of the lease the lessee shall be required to return the leased property in basic shell condition as delivered by lessor upon commencement of the lease, taking into account normal wear and tear.

Article 9 – General Provision

Otherwise, all provisions of the aforementioned lease agreement of 06/30/1999 and addenda 1 through 7 shall remain integrally in force, and also applicable to the current agreement, unless otherwise stipulated in the current agreement.

For the levying of the registration fees, the total lease costs, at the expense of the lessee, are estimated at 5%.

Drawn up in triplicate in Berchem on July 14, 2009, whereby each party acknowledges having received its own copy, and one copy is intended for registration.

Intervest Offices NV/Galapagos NV

/s/ Jean-Paul Sols /s/ Inge Tas	/s/ Onno van de Stolpe

The Lessor	The Lessee
Intervest Offices NV	Galapagos NV
Onno Van De Stolpe, CEO

[stamp:] GALAPAGOS NV

LEGAL

Exhibit 1: plan of leased space

[stamp:]

Registered, Mechelen 2nd office

on [stamp:] SEP. 15, 2009

four page(s) no Dispatch(es)

VOLUME 62 24 Page 29 Section 24

Received: nine hundred and thirty-four Euros

and forty-four cents Recipient

(934.44)

Addendum 1 to Addendum 8

0/F GALAPAGOS 102m2
0/G LABCORP 100m2
0/E GALAPAGOS 268m2
Vacant
0/D Galapagos
0/H Tandberg
Galapagos 28m2
0/C Galapagos
0/A Galapagos
0/B LABCORP

Geregistreerd te Mechelen 2 e kantoor
op 15 SEP 2009
een blad(en) geen Verzending(en).
Boek 6224 Blad 29 Vak 24bn
Ontvangen vijfentwintig euro.
De Ontvanger
M.R. VAN VLASSELAER

[stamp:]

Registered, Mechelen 2nd office

on [stamp:] SEP. 15, 2009

one page(s) no Dispatch(es)

VOLUME 62 24 Page 29 Section 24b

Received: [stamp:] twenty-five Euros

..................................The Recipient

/s/ M.R. Van Vlasselaer

[stamp:] M.R. VAN VLASSELAER

Intervest Offices NV/Galapagos NV

Addendum 9 (September 2011)

LEASE AGREEMENT DATED 06/30/1999 and 02/21/2001 plus addenda

ADDENDUM 9: PARTIAL EARLY TERMINATION OF LEASE -

ADDITIONAL LEASE — LEASE EXTENSION

Between the undersigned:

1.	INTERVEST OFFICES N.V., with registered headquarters at Uitbreidingstraat 18, 2600 Berchem (Antwerp), represented in that place by 1/ the BVBA [limited liability company] Jean-Paul Sols, CEO, represented here by its business manager Mr. Jean-Paul Sols and 2/ Ms. Inge Tas, CFO;

hereinafter referred to as “the Lessor”

and

2.	GALAPAGOS NV (formerly known as GALAPAGOS GENOMICS NV), established at the Generaal de Wittelaan L11 A3, 2800 Mechelen, represented here by Mr. Onno van de Stolpe, CEO;

hereinafter referred to as “the Lessee”

Is first stated the following:

In a private lease agreement dated 06/30/1999, followed by the notarial lease agreement of 02/21/2001, and addendum 1 and 2 the Lessee leased from the then owner, Innotech N.V. in Mechelen, 1,542 m2 of office space, plus 40 parking spaces, located in the Intercity Business Park in Mechelen-North, Generaal de Wittelaan L11 A3, lot 1, on the second floor, for a fixed term of 15 years, effective 06/01/2000 and ending on 05/31/2015.

On 06/29/2001, Innotech N.V. merged with Perifund CVA, at which time the name was also changed to Intervest Offices N.V.

In agreement “Addendum 3” of 02/13/2004 the Lessee additionally leased, in the same building, 322 m2 of office space plus seven parking spaces, effective 12/01/2003 and ending on 05/31/2015.

In addendum 4 of 08/01/2005 the Lessor provided to the Lessee, for temporary use, ± 20 m2 of floor space in a larger warehouse located at Gen. De Wittelaan 9 in Mechelen.

In addendum 5 of 03/23/2006 the provision for use according to addendum 4 was terminated early, and the Lessee additionally leased a ± 100 m2 warehouse space in the same building Gen. De Wittelaan L11 A3 in Mechelen, effective 03/01/2006 and ending on 05/31/2015.

In addendum 6 of 02/06/2007, the Lessee additionally leased, in the same building, +/-213 m2 of warehouse space, effective 02/01/2007 and ending on 05/31/2015.

In addendum 7 of 08/31/2008, the Lessee additionally leased, in the same building, ± 513 m2 of office and sanitary facility space, ± 116 m2 of reception area space, ± 27 m2 of storage space, and 24 parking spaces, effective 01/01/2008 and ending on 05/31/2015.

In addendum 8 of 07/14/2009 the Lessee additionally leased, in the same building, ± 716 m2 of office space with private kitchen, effective 07/01/2009 and ending on 05/31/2015.

The Lessee therefore has in lease today 3,093 m2 of office space, 116 m2 of reception area space, 340 m2 of storage space, and 71 outside parking spaces, with a current annual rent of €432,446.96.

This having been stated, the following is agreed:

A / PARTIAL EARLY TERMINATION OF THE LEASE

The parties agree to terminate early the lease of the 716 m2 of office space with private kitchen, leased in addendum 8 of 07/14/2009, marked as unit 0/A and shaded yellow in the attached plan (Addendum 1), effective September 16, 2011.

The total annual rent for all spaces being leased by the Lessee shall therefore be reduced by €71,390.70 as of September 16, 2011.

The keys to the leased property will be handed over to the Lessor after the drawing up of the property description upon commencement, in conformance with the provisions of the aforementioned lease contract, which shall occur by September 16, 2011.

B/ ADDITIONAL LEASE

Article 1 - Leased property

The Lessor herewith leases to the Lessee, who accepts, the following space, in the same building located in Mechelen, Generaal De Wittelaan 11A, on the first floor, ± 458 m2 of office space, including part of the common spaces, as marked as unit 0/H and shaded yellow in the attached plan (Exhibit 1).

Hereinafter referred to as “the leased property”.

The surface areas being leased are not guaranteed in terms of more or less surface area, which shall be at the benefit or detriment of the Lessee.

Article 2 - Term of the agreement.

The present additional lease took effect on September 16, 2011 and will end on May 31, 2024.

Only the Lessee shall have the right to terminate the extended contract early, as per 05/31/2020, provided this is done so by registered notice of cancellation of at least 12 months in advance.

Article 3 - Rent

The rent shall be €95/m2/year or €43,510/year, or €10,877.50/quarter.

The indexing of this rent amount shall be done at the same time and in the same way as the rent stipulated in the aforementioned notarial deed, base index June 2009 (125.72).

The current rent is therefore 43,510 x 132.46/125.72 = €45,842.62 per year.

Article 4 – Condition of the Leased Property - Current State

A report of condition upon commencement shall be drawn up, at shared costs, by expert M. Bernaerts, within the month after the signing of the present contract.

The Lessor herewith assigns, at no cost, to the Lessee, which accepts, the complete set-up as will be present in the Leased Property on the effective date of the present addendum.

The Lessee shall, at the end of the lease, return the Leased Property to the Lessor in so-called empty shell condition (so “empty”, without interior furnishings), unless at such time the Lessor decides to accept the spaces with the then existing furnishings, taking into account normal wear and tear.

C/ LEASE EXTENSION

1/ The parties agree to extend the aforementioned existing contracts of 06/30/1999 and 02/21/2001, and the additional lease agreements contained in addenda 3, 5, 6, and 7, by nine years, so for a period from that runs from 06/01/2015 to 05/31/2024.

Only the Lessee shall have the right to terminate the extended contract early, on 05/31/2020, provided this is done so by registered notice of termination at least 12 months in advance.

2/ As commercial contribution for this nine year extension, the Lessor shall grant the Lessee an annual discount on the overall rent, by means of trimestral credits deducted from the rental invoices, to the amount of €84,000 a year, or €21,000 per trimester, for the period 09/01/2011 through 05/31/2020, and to the amount of €44,000 a year, or €11,000 per trimester, for the period 06/01/2020 through 05/31/2024. The aforementioned rent discount shall be indexed annually in the same way as the rent, as of September 16, with base index August 2011.

3/ If the Lessee exercises his aforementioned right to terminate the lease on 05/31/2020, he shall be required to pay back part of the abovementioned rental discounts to the Lessor, namely €155,000 (one hundred and fifty-five thousand Euros, doing so within three months after notice is given.

4/ The parties expressly acknowledge that the minimum term up through 05/31/2020, as stipulated above, constitutes an essential condition of this agreement, without which the Lessor would not have entered into this lease extension with contribution. In the event this addendum regarding the extension of the lease by nine years should be breached by the Lessee before 05/31/2020, all contributions, as stipulated above, shall be paid by the Lessee back to the Lessor, at the latest within the month after such breach.

5/ The Lessee shall, within the month after the signing of the present Addendum 9, have the existing bank guarantee extended, through 11/30/2024, doing so for an amount equal to six months’ reduced overall rent.

6/ Otherwise all existing provisions contained in the contracts of 06/30/1999 and 02/21/2001, and all addenda, shall remain integrally in effect for the remaining term thereof, as well as for this extension, with the exception of the rent, as mentioned under 2.

D/ GENERAL PROVISION

For the levying of the registration fees, the total lease costs, at the expense of the Lessee, are estimated at 5%, and the overall additional net rent (i.e. the rent after implementation of all discounts) is stipulated at €3,565,516.05 for the period 09/01/2011 through 05/31/2024.

****************

[SIGNATURES ON NEXT PAGE]

Intervest Offices NV/Galapagos NV

Addendum 9 (September 2011)

Drawn up in triplicate in Berchem on September 30, 2011, whereby each party acknowledges having received its own copy, and one copy is intended for registration.

/s/ Inge Tas	/s/ Onno van de Stolpe

The Lessor	The Lessee
Intervest Offices NV	Galapagos NV

Exhibits:

1.	Plan of the Leased Property
2.	Plan of outside parking spaces

4

Intervest Offices NV/Galapagos NV

Addendum 9 (September 2011)

Exhibit 1: Plan of the Leased Property

Flemish	English
keuken	Kitchen

Intervest Offices NV/Galapagos NV

Addendum 9 (September 2011)

Exhibit 2: Plan of Outside Parking Spaces

Flemish	English
N.V.T.	N/A

Intervest Offices NV/Galapagos NV

Addendum 10 (September 2011)

LEASE AGREEMENT DATED 06/30/1999 and 02/21/2001 plus addenda

ADDENDUM 10 - Addition of laboratories in IB8

Between the undersigned:

1.	INTERVEST OFFICES N.V., with registered headquarters at Uitbreidingstraat 18, 2600 Berchem (Antwerp), represented in that place by 1/ the BVBA [limited liability company] Jean-Paul Sols, CEO, represented here by its business manager Mr. Jean-Paul Sols and 2/ Ms. Inge Tas, CFO;

hereinafter referred to as “the Lessor”

and

2.	GALAPAGOS NV (formerly known as GALAPAGOS GENOMICS NV), established at the Generaal de Wittelaan L11 A3, 2800 Mechelen, represented here by Mr. Onno van de Stolpe, CEO;

hereinafter referred to as “the Lessee”

Is first stated the following:

In a private lease agreement dated 06/30/1999, followed by the notarial lease agreement of 02/21/2001, and addendum 1 and 2 the Lessee leased from the then owner, Innotech N.V. in Mechelen, 1,542 m2 of office space, plus 40 parking spaces, located in the Intercity Business Park in Mechelen-North, Generaal de Wittelaan L11 A3, lot 1, on the second floor, for a fixed term of 15 years, effective 06/01/2000 and ending on 05/31/2015.

On 06/29/2001, Innotech N.V. merged with Perifund CVA, at which time the name was also changed to Intervest Offices N.V.

In agreement “Addendum 3” of 02/13/2004 the Lessee additionally leased, in the same building, 322 m2 of office space plus seven parking spaces, effective 12/01/2003 and ending on 05/31/2015.

In addendum 4 of 08/01/2005 the Lessor provided to the Lessee, for temporary use, ± 20 m2 of floor space in a larger warehouse located at Gen. De Wittelaan 9 in Mechelen.

In addendum 5 of 03/23/2006 the provision for use according to addendum 4 was terminated early, and the Lessee additionally leased a ± 100 m2 warehouse space in the same building Gen. De Wittelaan L11 A3 in Mechelen, effective 03/01/2006 and ending on 05/31/2015.

In addendum 6 of 02/06/2007, the Lessee additionally leased, in the same building, +/-213 m2 of warehouse space, effective 02/01/2007 and ending on 05/31/2015.

In addendum 7 of 01/31/2008, the Lessee additionally leased, in the same building, ± 513 m2 of office and sanitary facility space,

± 116 m2 of reception area space, ± 27 m2 of storage space, and 24 parking spaces, effective 01/01/2008 and ending on 05/31/2015.

In addendum 8 of 07/14/2009 the Lessee additionally leased, in the same building, ± 716 m2 of office space with private kitchen, effective 07/01/2009 and ending on 05/31/2015.

The Lessee therefore has in lease today 3,093 m2 of office space, 116 m2 of reception area space, 340 m2 of storage space, and 71 outside parking spaces, with a current annual rent of €432,446.96.

In addendum 9, on this day the aforementioned lease agreements of 06/30/1999 and 02/21/2001 and all addenda were extended by nine years, from 06/01/2015 to 05/31/2024, 458 m2 of office space on the first floor was additionally leased, and the lease for 716 m2 of office space plus kitchen was terminated early.

This having been stated, the following is agreed:

Article 1 - Leased property

In addition to the aforementioned leases, the Lessor herewith leases to the Lessee, who accepts, the following spaces, in the adjacent building located in Mechelen, Generaal De Wittelaan 21:

1.	(A) ± 753 m2 of laboratory space on the 3rd floor, (B) plus the undivided half of the ± 165 m2 of shared entrance and hallways (see also article 7) on the first floor, so ± 83 m2, and (C) plus two technical storerooms each
± 18 m2 and a ± 24 m2 storage location for dangerous substances outside, together ± 60 m2, as colored in on the attached plan (Addendum 1).

2.	+/- 760 m2 of laboratory space on the 2nd floor, as colored in on the attached plan (Exhibit 2).

3.	10 parking spaces, numbered 325 through 330, and 309 through 312, and as colored in on the attached plan (Exhibit 2).

Hereinafter referred to as “the Leased Property”.

The surface areas being leased are not guaranteed in terms of more or less surface area, which shall be at the benefit or detriment of the Lessee.

The Leased Property is being leased in the state it is currently in and is known by the Lessee, who declares having viewed and inspected all aspects of the Leased Property.

A report of condition upon commencement shall be drawn up, at shared costs, by expert M. Bernaerts, within the month after the signing of the present contract.

The Lessor reserves the right to change or exchange the aforementioned parking places at any time if this is required e.g. for work, safety or internal organization of the building and without doing so producing a right to damage compensation for the Lessee.

Article 2 - Purpose of the Leased Property

The Leased Property is exclusively intended to be used as laboratory space. The leased parking spaces are exclusively intended for passenger cars and small commercial vans.

The Lessor is not familiar with the activity the Lessee intends to carried out in the Leased Property and the Lessor does not guarantee that the Leased Property meets requirements that, if necessary, may imposed on the activities undertaken by the Lessee.

Article 3 - Term of the Agreement

The present Addendum 10 took effect on August 1, 2011 and will end on May 31, 2024, just as the other aforementioned contracts plus addenda.

The Lessee shall have the possibility to cancel the lease for both leased spaces by May 31, 2020, and furthermore exclusively the lease of the space mentioned above in article 1 number 2 (laboratory section on the second floor) by July 31, 2014, provided this is done so by registered notice of cancellation at least six (6) months in advance.

The Lessor shall also be able to cancel the lease of the Leased Property at any time, as long as he has a candidate tenant for the entire building, and may do so with a prior notice of 12 months. At such time the Lessee shall have a priority right, however, to lease the parts of the building not yet leased, under conditions that are consistent with the conditions the Lessee is currently enjoying at that time for the space mentioned above in article 1, number 1. Termination by virtue of this provision, however, may not take effect before July 31, 2013.

The Lessor may likewise cancel the lease for the aforementioned space at any time, if he has another candidate for the space mentioned in article 1 number 2 (i.e. on the second floor), and subject to a prior notice of six months. At that time the Lessee shall likewise have a priority right, however, to lease the aforementioned space, under conditions that are consistent with the conditions the Lessee is currently enjoying at that time for the space mentioned above in article 1, number 1. Termination by virtue of this provision, however, may not take effect before July 31, 2014.

Article 4 - Rent

The rent shall be:

1.	for the laboratories: €200/m2/year or €302,600/year, or €75,650/quarter.

2.	for the technical storerooms: €45/m2/year or €2,700/year or €675/quarter;

3.	for the common spaces: €95/m2 per year, or €7,885/year, or €1,971.25/quarter

4.	for the parking spaces: €465/parking space/year or €4,650/year or €1,162.50/quarter

Or in total €317,835/year or €79,458.75/quarter.

The indexing of this rent shall occur at the same time and in the same way as the rent stipulated in the aforementioned notarial deed, but with base index August 2011.

For this addition leasing for 13 years, the Lessor shall grant the Lessee an annual discount on the overall rent, by means of trimestral credits deducted from the rental invoices, to the amount of €54,120 a year, or €13,530 per trimester, for the period 08/01/2011 through 05/31/2020, and to the amount of €30,120 a year, or €7,530 per trimester, for the period 06/01/2020 through 05/31/2024. The aforementioned rent discount shall be indexed annually in the same way as the rent, as of September 16, with base index August 2011.

With regard to the laboratory section on the second floor the Lessor shall grant the Lessee, in the same way as well, an annual discount of €152,000, and doing so for the period 08/01/2011 through 07/31/2014 (so a rent-free period for the first three years).

For the period from 08/01/2014 to 05/31/2024 an annual discount shall be granted for that space of (760 x 40) = €30,400.

The amount of these discounts shall be indexed in the same way as the rent, base index August 2011.

If the Lessee exercises his aforementioned right to terminate the lease on 05/31/2020, he shall be required to pay a part of an amount back to the Lessor, mainly €236,775, and doing so within three months after the given notification.

Should this addendum be terminated early before 05/31/2020 due to liquidation of the Lessee, or legally severed at the expense of the Lessee, the discounts granted, for the lapsed period, shall have to be paid back integrally by the Lessee, with exception of the discounts for the laboratory section on the second floor (760 m³), and doing so at the latest within a month after the early termination or severance.

Article 5 - Bank guarantee

The Lessee shall, within the month after the signing of the present Addendum 10, furnish to the Lessor a unilateral, irrevocable, abstract and transferable bank guarantee, upon first request, to the amount of six months’ rent, in accordance with the appended model. This guarantee shall be required to remain valid up to six months after the end of the lease agreement, i.e. 11/30/2024.

Article 6 - Return of the leased property

Unless agreed otherwise, at the end of the lease the Lessee shall be required to return the leased property in the condition described in the property description prepared upon commencement, taking into account normal wear and tear.

Article 7 - Special provisions

Given that at the current time no other tenant is occupying the building, the Lessee shall be able to make integral use of the common entrance and hallways on the first floor.

In the event more tenants move into the building, the aforementioned shared entrance and hallways on the first floor shall be used mutually. At that time the Lessee shall give any additional tenant the possibility to lease one of the technical storerooms of +/ 18 m2 and the rent for the storerooms leased by the Lessee shall be reduced proportionally. As mutually agreeable an arrangement shall also be worked out for use of the ± 24 m2 storage space for dangerous substances outside.

The Lessor shall not charge the Lessee for any utilities or costs related to any governmental taxes/charges that rest on the building, inasmuch as such costs and taxes/charges (prorated or otherwise) pertain to areas that are not part of the herewith Leased Property.

The other common rental charges for the entire building shall be borne by the Lessee, as long as no other tenant is occupying the building.

In the event multiple tenants move into the building, these expenses shall be proportionally divided among the various tenants.

Article 8 - General Provision

Otherwise all provisions of the aforementioned lease agreements of 06/30/1999 and 02/21/2001 and all addenda shall remain integrally in force, and also applicable to the current agreement, unless otherwise stipulated in the present agreement.

For tax purposes, the total rental charges, at the expense of the lessee, are estimated at 5%.

****************

[SIGNATURES ON NEXT PAGE]

Intervest Offices NV/Galapagos NV

Addendum 10 (September 2011)

Drawn up in triplicate in Berchem on September 30, 2011, whereby each party acknowledges having received its own copy, and one copy is intended for registration.

/s/ Inge Tas	/s/ Onno van de Stolpe

The Lessor	The Lessee
Intervest Offices NV	Galapagos NV

Exhibits:

1.	Plan of the Leased Property

2.	Plan of outside parking spaces

3.	Model bank guarantee

5

Intervest Offices NV/Galapagos NV

Addendum 10 (September 2011)

Exhibit 1: Plan of the Leased Property – first floor

Intervest Offices NV/Galapagos NV

Addendum 10 (September 2011)

Exhibit 1: Plan of the Leased Property – 2nd floor

Intervest Offices NV/Galapagos NV

Addendum 10 (September 2011)

Exhibit 1: Plan of the Leased Property – 3rd floor

Intervest Offices NV/Galapagos NV

Addendum 10 (September 2011)

Exhibit 2: Outside parking plan

Flemish	English
N.V.T.	N/A

Intervest Offices NV/Galapagos NV

Addendum 10 (September 2011)

Exhibit 3: model bank guarantee

BANK GUARANTEE

This bank guarantee is provided by                    (Belgian bank) with registered office in                     , herein represented by                     .

To the benefit of Intervest Offices N.V., Uitbreidingstraat 18, 2600 Berchem (Antwerp) (hereinafter referred to as “the Lessor”) in implementation of article                     of the lease agreement entered into on                     between Lessor and                     (hereinafter referred to as “the Lessee”), and in which the Lessor leased                     to the Lessee for the period             .

                    (bank) acknowledges having received a copy of the aforementioned lease agreement.

This bank guarantee forms an irrevocable, abstract and unconditional unilateral agreement, by virtue of which             (Bank) agrees, under the conditions stipulated below, to pay the Lessor a certain sum upon first request.

The rules pertaining to the collateral and more specifically articles 2011 through 2039 of the Civil Code are not applicable to this bank guarantee.

1.	The (Bank) guarantees to the amount of Euros, i.e. months’ rent, payment in full to the Lessor of all amounts owed to the latter by the Lessee by virtue of the above-mentioned lease agreement. The bank guarantee must be permanently equal to months’ rent.

2.	This bank guarantee shall remain in effect up to six months after the end of the lease.

3.	Notwithstanding any objection of the Lessee, the (Bank) shall release the bank guarantee to the benefit of the Lessor by paying to the latter, within five business days after receipt of its request to pay all sums owed to the Lessor by the Lessee.

4.	The request for payment must be served to (Bank) by registered letter.

5.	(Bank) declares that it has taken note of article 14 of the lease agreement regarding the bank guarantee.

6.	The bank guarantee may not be revoked without written and formal agreement of the Lessor.

7.	The bank guarantee is transferable to the Lessor’s rightful claimants by virtue of his capacity.

Intervest Offices NV/Galapagos NV

LEASE AGREEMENT DATED 06/30/1999 and 02/21/2001 plus addenda

ADDENDUM 11: Termination of storage in IB8

Between the undersigned:

1.	INTERVEST OFFICES & WAREHOUSES N.V., with registered headquarters at Uitbreidingstraat 18, 2600 Berchem (Antwerp), represented in that place by 1/ the BVBA [limited liability company] Jean-Paul Sols, CEO, represented here by its business manager Mr. Jean-Paul Sols and 2/ Ms. Inge Tas, CFO;

hereinafter referred to as “the Lessor”

and

2.	GALAPAGOS NV (formerly known as GALAPAGOS GENOMICS NV), established at the Generaal de Wittelaan L11 A3, 2800 Mechelen, represented here by Mr. Onno van de Stolpe, CEO;

hereinafter referred to as “the Lessee”

Is first stated the following:

In a private lease agreement dated 06/30/1999, followed by the notarial lease agreement of 02/21/2001, and addendum 1 and 2 the Lessee leased from the then owner, Innotech N.V. in Mechelen, 1,542 m2 of office space, plus 40 parking spaces, located in the Intercity Business Park in Mechelen-North, Generaal de Wittelaan L11 A3, lot 1, on the second floor, for a fixed term of 15 years, effective 06/01/2000 and ending on 05/31/2015.

On 06/29/2001, Innotech N.V. merged with Perifund CVA, at which time the name was also changed to Intervest Offices N.V.

In agreement “Addendum 3” of 02/13/2004 the Lessee additionally leased, in the same building, 322 m2 of office space plus seven parking spaces, effective 12/01/2003 and ending on 05/31/2015.

In addendum 4 of 08/01/2005 the Lessor provided to the Lessee, for temporary use, ± 20 m2 of floor space in a larger warehouse located at Gen. De Wittelaan 9 in Mechelen.

In addendum 5 of 03/23/2006 the provision for use according to addendum 4 was terminated early, and the Lessee additionally leased a ± 100 m2 warehouse space in the same building Gen. De Wittelaan L11 A3 in Mechelen.

In addendum 6 of 02/06/2007, the Lessee additionally leased, in the same building, +/-213 m2 of warehouse space.

In addendum 7 of 01/31/2008, the Lessee additionally leased, in the same building, ± 513 m2 of office and sanitary facility space,

± 116 m2 of reception area space, ± 27 m2 of storage space, and 24 parking spaces.

In addendum 8 of 07/14/2009 the Lessee additionally leased, in the same building, ± 716 m2 of office space with private kitchen.

In addendum 9 of 09/30/2011 the aforementioned lease agreements of 06/30/1999 and 02/21/2001 and all addenda were extended by nine years, from 06/01/2015 to 05/31/2024, 458 m2 of office space on the first floor was additionally leased, and the lease for 716 m2 of office space plus kitchen was terminated early.

In addendum 10 of 09/30/2011 the Lessee additionally leased, in the adjacent building in Mechelen, Gen. De Wittelaan 21, 753 m2 of laboratory space on the 3rd floor, 83 m2 of common space, two technical storerooms 18 m2 each, a 24 m2 storage location, 760 m2 of laboratory space on the 2nd floor, and 10 parking spaces.

On October 27, 2011 the name of Intervest Offices N.V. was changed to Intervest Offices & Warehouses N.V.

This having been stated, the following is agreed:

Article 1 -Termination of the lease for technical storage space

The parties refer to article 7 of the aforementioned addendum 10. Given that at the current time another tenant has leased the remaining part of the building Gen. De Wittelaan 21, effective February 1, 2012 the lease of one technical storage space in a separate location outside (marked 005 on the attached plan) was terminated early. The Lessee shall also make an arrangement with the other tenant for shared use of the storage space for dangerous substances, (marked 004 on the attached plan) in a separate location outside.

Article 2 - Rent

The rent for the laboratories and appurtenances in the building Gen. De Wittelaan shall therefore also be reduced by

€45 x (18 m2 +12 m2) = €1,350 per year, or €337.50 per quarter, indexed in accordance with the provisions of the aforementioned addendum 10.

Article 3 - General Provision

Otherwise all provisions of the aforementioned lease agreements of 06/30/1999 and 02/21/2001 and all addenda shall remain integrally in force, and also applicable to the current agreement, unless otherwise stipulated in the current agreement.

*****************

Drawn up in triplicate in Berchem on May 15, 2012, whereby each party acknowledges having received its own copy, and one copy is intended for registration.

/s/ Jean-Paul Sols	/s/ Onno van de Stolpe
The Lessor	The Lessee
Intervest Offices & Warehouses NV	Galapagos NV
/s/ Inge Tas	Onno Van De Stolpe,CEO

DOUBLE

[stamp:]
Addenda:	Registered, Mechelen __ office on [stamp:] JULY 20, 2012 two page(s) no Dispatch(es) VOLUME 6 /45 Section 15 Received: twenty-five Euros		[stamp:] GALAPAGOS NV LEGAL
05/11/2012	€25.00 The Recipient [stamp:] adm. assistant

Intervest Offices NV/Galapagos NV

1.	Plan of the storage spaces in question

Intervest Offices NV/Galapagos NV

LEASE AGREEMENT DATED 06/30/1999 and 02/21/2001 plus addenda

ADDENDUM 12 - Addition of office spaces, storage space and parking spaces

Between the undersigned:

1.	Intervest Offices & Warehouses NV, Public Investment Company with fixed capital and Real Estate Investment Trust under Belgian law, with company number 0458.623.918 (RPR [Register of Legal Entities] Antwerp), the registered headquarters of which is located at Uitbreidingstraat 18, 2600 Berchem (Antwerp), represented in that place by three members of the Management Board, i.e. 1/ the BVBA [limited liability company] Jean-Paul Sols, 2/ Ms. Inge Tas, CFO and 3/ the BVBA Luc Feyaerts, COO, represented here by its permanent representative, Mr. Luc Feyaerts.

hereinafter referred to as “the Lessor”

and

1.	Galapagos NV (formerly known as GALAPAGOS GENOMICS NV), established at the Generaal de Wittelaan L11 A3, 2800 Mechelen, represented here by Mr. Onno van de Stolpe, CEO;

hereinafter referred to as “the Lessee”

Is first stated the following:

In a private lease agreement dated 06/30/1999, followed by the notarial lease agreement of 02/21/2001, and addendum 1 and 2 the Lessee leased from the then owner, Innotech N.V. in Mechelen, 1,542 m2 of office space, plus 40 parking spaces, located in the Intercity Business Park in Mechelen-North, Generaal de Wittelaan L11 A3, lot 1, on the second floor, for a fixed term of 15 years, effective 06/01/2000 and ending on 05/31/2015.

On 06/29/2001, Innotech N.V. merged with Perifund CVA, at which time the name was also changed to Intervest Offices N.V.

In agreement “Addendum 3” of 02/13/2004 the Lessee additionally leased, in the same building, 322 m2 of office space plus seven parking spaces, effective 12/01/2003 and ending on 05/31/2015.

In addendum 4 of 08/01/2005 the Lessor provided to the Lessee, for temporary use, ± 20 m2 of floor space in a larger warehouse located at Gen. De Wittelaan 9 in Mechelen.

In addendum 5 of 03/23/2006 the provision for use according to addendum 4 was terminated early, and the Lessee additionally leased a ± 100 m2 warehouse space in the same building Gen. De Wittelaan L11 A3 in Mechelen, effective 03/01/2006 and ending on 05/31/2015.

In addendum 6 of 02/06/2007, the Lessee additionally leased, in the same building, +/-213 m2 of warehouse space, effective 02/01/2007 and ending on 05/31/2015.

In addendum 7 of 01/31/2008, the Lessee additionally leased, in the same building, ± 513 m2 of office and sanitary facility space, ± 116 m2 of reception area space, ± 27 m2 of storage space, and 24 parking spaces, effective 01/01/2008 and ending on 5/31/2015.

In addendum 8 of 07/14/2009 the Lessee additionally leased, in the same building, ± 716 m2 of office space with private kitchen, effective 07/01/2009 and ending on 05/31/2015.

In addendum 9 of 09/30/2011 the aforementioned lease agreements of 06/30/1999 and 02/21/2001 and all addenda were extended by nine years, from 06/01/2015 to 05/31/2024, 458 m2 of office space on the first floor was additionally leased, and the lease for 716 m2 of office space plus kitchen was terminated early.

In addendum 10 of 09/30/2011 the Lessee leased, in the adjacent building located in Mechelen, Generaal De Wittelaan 21, the following additional spaces: 753 m2 of laboratory space on the 2nd floor, 83 m2 of the shared entrance and hallways on the first floor, plus two technical storerooms ± 60 m2 in size, and +/- 760 m2 of laboratory space on the 2nd floor, and 10 parking spaces.

In addendum 11 of 05/15/2012 the lease of 30 m2 of storage was terminated.

The Lessee therefore currently has in lease 4,431 m2 of office space, 116 m2 of reception area space, 370 m2 of storage space, and 81 outside parking spaces, with a current annual rent of €454,362.

This having been stated, the following is agreed:

Article 1 - Leased property

In addition to the aforementioned leases, the Lessor herewith leases to the Lessee, who accepts, the following spaces, in the same building located in Mechelen, Generaal De Wittelaan 11A:

1.	+/- 398 m2 of office space on the first floor,

2.	+/- 156 m2 of storage space as designated with numbers 0/R2 and 0/03 on the attached plan (Exhibit 1).

3.	20 outside parking spaces numbers 412 through 415, 394B, 470 through 474, and 477 through 486, as shown on the attached plan (Exhibit 2)

Hereinafter referred to as “the Leased Property”.

The surface areas being leased are not guaranteed in terms of more or less surface area, which shall be at the benefit or detriment of the Lessee.

The Leased Property is being leased in the state it is currently in and is known by the Lessee, who declares having viewed and inspected all aspects of the Leased Property.

A report of condition upon commencement shall be drawn up, at shared costs, by expert M. Bernaerts, within the month after the signing of the present contract.

Article 2 - Term of the agreement

The present Addendum 12 shall take effect on September 1, 2013 and end on May 31, 2024, just as the other aforementioned contracts plus addenda. Notwithstanding the foregoing, article 5 shall take effect upon signing by both parties of the current addendum.

Article 3 - Rent

The rent shall be:

1.	for the offices: €96.41/m2/year or €38,371.18/year,

2.	for the storage space: €52.13/m2/year or €8,132.28/year

3.	for the outside parking spaces: €450/parking space/year or €9,000/year

Or in total €55,503.46/year or €13,875.87/quarter.

The indexing of this rent shall occur on June 1, with base index May 2013.

Article 4 - Bank guarantee

The Lessee shall, within the month after the signing of the present Addendum, increase the amount of the existing bank guarantee by €27,751.50.

Article 5 - State of the leased property

The Lessor agrees to perform the following work at its own expense within the shortest possible reasonable timeframe, and by September 1, 2013:

•	Addition of raised floor

•	Fixing of ceiling tiles and lighting

•	Demolition of existing partition walls, repairing consequential damage

•	Installation of new carpet

•	Painting of permanent walls

•	Modification of air-conditioning for R22 replacement

•	Encasement of ventilation system

•	Inspection of warehouse space access door

Article 6 - Contribution

In a financial regard, the Lessor shall grant the Lessee a rent-free period for the Leased Property, leased with this addendum 12, for the period of three months, effective 09/01/2013 through 11/30/2013. The common rental charges and taxes related to the same Leased Property shall be owed as of 09/01/2013.

If the aforementioned work is not finished by the owner (not including details or delays in modifying the air-conditioning ducts for which the Lessee is responsible) by 09/01/2013:

(a)	the rent-free period will be extended by a period that is equal to the number of days by which the timeframe mentioned in article 5 is exceeded; and

(b)	the common rental charges and taxes shall only be owed by the Lessee as of the completion of the aforementioned work.

Article 8 - General Provision

Otherwise all provisions of the aforementioned lease agreements of 06/30/1999 and 02/01/2001 and all addenda shall remain integrally in force, and also applicable to the current agreement, unless otherwise stipulated in the present agreement.

For tax purposes, the total rental charges, at the expense of the lessee, are estimated at 5%.

Intervest Offices NV/Galapagos NV

***************

Drawn up in triplicate in Berchem on August 8, 2013, whereby each party acknowledges having received its own copy, and one copy is intended for registration.

/s/ Luc Feyaerts	[stamp:] Luc Feyaerts	/s/ Onno van de Stolpe
COO
The Lessor	Intervest O&W	The Lessee
Intervest Offices & Warehouses NV		Galapagos NV
/s/ Inge Tas

DOUBLE

[stamp:]
Registered, Mechelen _1st _ office
on
five page(s) no Dispatch(es)
VOLUME 6 Page 28 Section 02
Received: one thousand eighty-six Euros
The Recipient

[signature]
[stamp:] adm. assistant

Exhibits:

1/ Plan of the Leased Property

2/ Plan of parking spaces

Intervest Offices NV/Galapagos NV

Exhibit 1 – Plan of the Leased Property

[647,04 m2 = 647.04 m2]

[16,70 m2 = 16.70 m2]

[452,80 m2 = 452.80 m2]

[397,74 m2 = 397.74 m2]

Exhibit 2 – plan of outside parking spaces

In the year two thousand one

On February twenty-first

Before me, Civil-law Notary Annemie COUSSEMENT, civil-law notary in Duffel, the following

HAVE APPEARED

1. The Public Limited Company INNOTECH, established at the Uitbreidingstraat 18, 2600 Antwerp-Berchem, listed in the commercial register in Antwerp under number 340.415 and as liable to pay VAT under number BE 414.260.769. Founded under the name N.V. RELIANCE BELGIUM S.A. by deed on April twenty-fifth, nineteen hundred seventy-four, executed before Civil-law Notary Vandekerckhove in Mechelen, published in the annexes to the Belgian Official Gazette of May 11 thereafter, under numbers 1529-1 and -2;

whose name was changed to ETABLISSEMENTS VAN GALEN-VAN DER SANDE by deed on April twenty-ninth, nineteen hundred seventy-four, executed before the aforementioned Civil-law Notary Vandekerckhove, published thereafter in the annexes to the Belgian Official Gazette of May twenty-three under number 1766-3; whose name was changed to RELIANCE UNIVERSAL NV by deed on March seventeenth, nineteen hundred seventy-six, executed before the aforementioned Civil-law Notary Vandekerckhove, published thereafter in the annexes to the Belgian Official Gazette of April eight under number 949-6, and whose Articles of Incorporation were last amended, including the amendment of the name to its current name, by deed executed before Civil-law Notary Marc Van Nuffel in Antwerp on July twenty-eighth, nineteen hundred ninety-seven, published thereafter in the annexes to the Belgian Official Gazette of August twenty-first under number 970821-495.

Whose registered office was moved to its current registered office by the decision of the Board of Directors dated June twenty-seventh, two thousand, published thereafter in the annexes to the Belgian Official Gazette of July twelve under number
20000712-667.

Represented here in accordance with Article 15a of its Articles of Incorporation by its Managing Director, the public liability company INTERVEST MANAGEMENT, with its registered office at the Uitbreidingstraat 18, 2600 Berchem, listed in the commercial register in Antwerp under number 336.258, with VAT number 467.057.176.

Appointed to director through the decision of the Extraordinary General Meeting dated June twenty-seventh, two thousand, published thereafter in the annexes to the Belgian Official Gazette of July twelfth under number 20000712-668. Appointed to Managing Director through the decision of the aforementioned Board of Directors dated June twenty-seventh, two thousand, published thereafter in the annexes to the Belgian Official Gazette of July twelfth under number 2000712-667.

Which company INTERVEST MANAGEMENT, in turn, is represented in accordance with Article 12 of its Articles of Incorporation, by its Managing Director, being the private limited company “Gert Cowé”, with its registered office at the Van Boendalestraat
8, 2000 Antwerp, listed in the commercial register in Antwerp under number 336-526, appointed to this mandate by decision of the General Meeting and the Board of Directors dated September twenty-ninth, two thousand, published thereafter in the annexes to the Belgian Official Gazette of October nineteen, under number 20001019-519.

The private limited company “Gert Cowé” is represented here by its manager under the Articles of Incorporation,

•	Mr. Gert Cowé, born in Geel on March thirty-first, nineteen hundred seventy, residing at the Van Boendalestraat 8, 2000 Antwerp, (National Register number 700331 095 78), authorized to only act in accordance with the Articles of Incorporation and appointed to this mandate, by decision of the general meeting of September twenty-ninth, nineteen hundred ninety-nine, published thereafter in the annexes to the Belgian Official Gazette of October twenty-first, under number 991021-577.

Hereinafter referred to in short as “The Lessor”

2. The Public Limited Company GALAPAGOS GENOMICS, with its registered office at the Generaal de Wittelaan 11/A, 2800 Mechelen, listed in the commercial register of Mechelen under number 85469, VAT number BE 466.460.429.

The company was established by deed executed before Civil-law Notary Aloïs Van den Bossche in Vorselaar on the date of June thirtieth, nineteen hundred ninety-nine, of which an extract was published thereafter in the annexes to the Belgian Official Gazette of July seventeenth, under number 990717-412.

Whose Articles of Incorporation were last amended by deed executed before Civil-law Notary Aloïs Van den Bossche in Vorselaar on the date of August third, two thousand, of which an extract was published thereafter in the annexes to the Belgian Official Gazette of August twenty-seventh, under number 20000823-245.

The company is represented by its Managing Director in accordance with Article 20 of the Articles of Incorporation, namely:

•	Mr. Onno VAN DE STOLPE, born in Geldrop (the Netherlands) on October twenty-fifth, nineteen hundred fifty-nine, residing at the Borzestraat 50/201, 2800 Mechelen.

appointed to this position at the Extraordinary General Meeting and meeting of the Board of Directors held on December twentieth, two thousand, submitted for publication in the annexes of the Belgian Official Gazette.

The aforementioned Mr. VAN DE STOLPE expressly declares to be authorized by the Board of Directors to carry out this legal act.

Hereinafter referred to in short as “The Lessee”

PRELIMINARY EXPLANATION

1) A private lease agreement was signed between the aforementioned persons appearing on June thirtieth, nineteen hundred ninety-nine, concerning one thousand one hundred square meters of office space, as well as one hundred and forty-two square meters of common areas and twenty-two outdoor parking spaces in and around a building located at the Generaal de Wittelaan 11A in Mechelen for a duration of nine years. This lease agreement was registered at the first registration office in Mechelen, as mentioned hereinafter.

2) The aforementioned lease agreement commenced on June first, two thousand.

3) The parties have verbally agreed to extend the duration of this agreement to fifteen years, so that this will end on May thirty-first, two thousand fifteen, through which this lease agreement should be notarially recorded.

4) In addition, it appears that contrary to what was mentioned in the original private lease agreement, the twenty-two outside parking spaces indicated above are not all located around the building situated at Generaal de Wittelaan 11A in Mechelen. In particular, there are sixteen outside parking spaces located around the building at the Generaal de Wittelaan 11A (described below under
Article 1 - PROPERTY 2) and six outside parking spaces located around the building at the Generaal de Wittelaan 19 (described below under Article 1 - PROPERTY 6).

5) The one thousand one hundred square meters of office space, as well as one hundred forty-two square meters of common areas, referred to in the original lease agreement as mentioned above, is hereinafter described under Article 1- PROPERTY 1.

6) In the aforementioned lease agreement of June thirtieth, nineteen hundred ninety-nine, the option of leasing additional premises of three hundred square meters (300 m2) of private areas in the same building at the Generaal de Wittelaan 11A in Mechelen was offered to the Lessee in Article 28.

This option was exercised as follows:

•	initially, the Lessee had indicated to the Lessor they would like to exercise this option, as far as an area of eighty square meters (80 m2) of private areas are concerned. These properties are hereinafter further described under Article 1- PROPERTY 3A.

It was decided in mutual consultation between the parties to fix the rent, with regard to this additional area, at four thousand two hundred Belgian francs (4,200.00 BEF), or one hundred and four Euros and twelve Euro cents (104.12 EUR) per square meter per year. This lease agreement takes effect on July first, two thousand and will end on May thirty-first, two thousand fifteen.

•	secondly, the Lessee had indicated to the Lessor they would like to exercise the option, as far as an additional area of one hundred and thirty square meters (130 m2) of private areas are concerned. These properties are hereinafter further described under Article 1- PROPERTY 3B.

It was decided in mutual consultation between the parties to fix the rent, with regard to this additional area, at four thousand two hundred Belgian francs (4,200.00 BEF), or one hundred and four Euros and twelve Euro cents (104.12 EUR) per square meter per year. By exercising this option, the initial lease agreement was extended and all lease terms are applicable in accordance.

This lease agreement takes effect on December first, two thousand, and will end on May thirty-first, two thousand fifteen.

•	thirdly, the Lessee had indicated to the Lessor they would like to exercise the option, as far as the remaining area of ninety square meters (90 m2) of private areas are concerned. These properties are hereinafter further described under
Article 1- PROPERTY 3C.

It was decided in mutual consultation between the parties to fix the rent, with regard to this additional area, at four thousand two hundred Belgian francs (4,200.00 BEF), or one hundred and four Euros and twelve Euro cents (104.12 EUR) per square meter per year. By exercising this option, the initial lease agreement was extended and all lease terms are applicable in accordance.

This lease agreement takes effect on September first, two thousand two, and will end on May thirty-first, two thousand fifteen.

7) In the aforementioned lease agreement of June thirtieth, nineteen hundred ninety-nine, the option of leasing eight additional outside parking spaces at the same building at the Generaal de Wittelaan 11A in Mechelen was offered to the Lessee in Article 4.

The Lessee decided to exercise this option to lease the eight additional outdoor parking spaces and communicated this to the Lessor.

These properties are hereinafter further described under Article 1- PROPERTY 4.

It was decided in mutual consultation between the parties to fix the rent, with regard to these additional parking spaces, at fifteen thousand Belgian francs (15,000.00 BEF), or three hundred and seventy-one Euros and eighty-four Euro cents (371.84 EUR) per square meter per year.

By exercising this option, the initial lease agreement was extended and all lease terms are applicable in accordance.

This lease agreement takes effect on January first, two thousand one, and will end on May thirty-first, two thousand fifteen.

8) Furthermore, the parties verbally agreed that the Lessee would lease ten additional outside parking spaces around the building at the Generaal de Wittelaan 19 in Mechelen under the same terms and conditions. These properties are hereinafter further described under Article 1- PROPERTY 5.

These parking spaces are leased at a rental price of fifteen thousand Belgian francs (BEF 15,000.00), or three hundred and seventy-one Euros, and eighty-four Euro cents (371.84 EUR) per parking space per year.

This lease agreement takes effect on July first, two thousand and will also end on May thirty-first, two thousand fifteen.

Otherwise, all conditions that apply to the leasing of the premises and parking spaces at and around the building located at the Generaal de Wittelaan 11A in Mechelen apply accordingly to this new lease agreement.

LEASE AGREEMENT

The persons appearing request that the undersigned Civil-law Notary notarially records the foregoing as follows:

Article 1 - Leased premises

The Lessor leases out to the Lessee, who accepts, the following premises/parking spaces:

DESCRIPTION OF THE PROPERTIES.

CITY of MECHELEN, second section

A. In and around a building, on and with land, along Generaal de Wittelaan 11A, at the corner of Schaliënhoefdreef and Generaal de Wittelaan, according to the title, recorded at the land registry as District A, part of number 174/E, for an area, according to the survey listed in the title, of ten thousand, two hundred point ninety-seven square meters (10,200.97 m2), currently recorded at the land registry as Section A number 174/N, for an area of ten thousand and eighteen square meters (10,018 m2), the following properties, are described respectively hereinafter as PROPERTY 1, PROPERTY 2, PROPERTY 3A, PROPERTY 3B, PROPERTY 3C, and PROPERTY 4.

PROPERTY 1

The office space on the first floor with a constructed area of one thousand one hundred square meters of private areas and one hundred forty-two square meters of common areas, as these properties are depicted in blue on the attached sketch, which is annexed to the aforementioned verbal lease agreement and also currently annexed to this deed as Annex 1, to be registered with it, but not to be transferred with it.

PROPERTY 2

Sixteen parking spaces located around the building, as depicted in blue on the sketch that is attached as Annex 2 to this deed, to be registered with it, but not to be transferred with it.

PROPERTY 3A

Office space on the first floor with a constructed area of eighty square meters (80 m2) of private areas, as this property is depicted under PART A, more specifically, premises A2, A3 and A4 are depicted in yellow on the sketch annexed here, which is annexed to the aforementioned lease agreement and also currently annexed to this deed as Annex 3, to be registered with it, but not to be transferred with it.

PROPERTY 3B

Office space on the first floor with a constructed area of one hundred and thirty square meters (130 m2) of private areas, as this property is depicted under PART A, more specifically premises A1 and under PART B, more specifically premises B2 and B4 in pink on the above-mentioned sketch annexed here as Annex 3 to the aforementioned verbal lease agreement and also currently annexed to this deed as Annex 1, to be registered with it, but not to be transferred with it.

PROPERTY 3C

Office space on the first floor with a constructed area of ninety square meters (90 m2) of private areas, as this property is depicted under PART B, more specifically, premises B1 and B3 are depicted in green on the above-mentioned sketch annexed here, which is annexed to the aforementioned verbal lease agreement and also currently annexed to this deed as Annex 3, to be registered with it, but not to be transferred with it.

The office space mentioned under PROPERTY 1, 3A, 3B and 3C the aforementioned office spaces will delivered to the Lessee in shell condition (without dropped ceilings, lighting fixtures, air conditioning, computer floors and without further finishing), however with carpeting and mipolam (200 series) on the current floors.

PROPERTY 4

Eight parking spaces located around the building, as depicted in pink on the sketch that is attached as Annex 2 to this deed, to be registered with it, but not to be transferred with it.

B. Around an office building located at the Generaal De Wittelaan 19, surveyed under part 174/E/2 according to a recent cadastral extract, with an area, according to the survey listed in the title mentioned below, of seven thousand and sixty-eight point sixty-five square meters (7,068.65 m2), currently recorded at the land registry under Section A number 174G2, for an area of seven thousand and forty-seven square meters (7,047 m2) the following properties, hereafter described as PROPERTY 5 and PROPERTY 6:

PROPERTY 5

Ten outside parking spaces, as these parking spaces are depicted in yellow on the sketch that is attached as Annex 2 to this deed, to be registered with it, but not to be transferred with it.

PROPERTY 6

Six outside parking spaces, already mentioned in the aforementioned lease agreement of June thirtieth, nineteen hundred ninety-nine. These outside parking spaces are depicted in green on the sketch that is attached as Annex 2 to this deed, to be registered with it, but not to be transferred with it.

VENDOR’S TITLE TO PROPERTY

PROPERTIES 1, 2, 3A, 3B, 3C and 4

The Lessor owns the aforementioned properties as follows:

•	the ground belongs to the company under the name Public Limited Company RELIANCE UNIVERSAL, which was purchased under larger area on behalf of the Public Limited Company BRITISH LEYLAND BELGIUM, in Antwerp, pursuant to a deed executed before Civil-law Notary Karel Vandekerckhove of Mechelen on the date of October sixth, nineteen hundred eighty-two, transferred thereafter at the mortgage office in Mechelen on October twentieth, book 9358, number 32.

•	the buildings and right of superficies that rested thereon at the time, were obtained on behalf of the Public Limited Company ING LEASE (BELGIUM) in Brussels pursuant to a deed of sale, with the termination of leasing, ground leases and right of superficies, executed before Civil-law Notary Marc Van Nuffel and Civil-law Notary Erik Celis, both in Antwerp on April twelfth, two thousand, transferred at the mortgage office in Mechelen on April twenty-second, two thousand, book 14.248, number 4.

PROPERTIES 5 and 6

The aforementioned properties belong to the Lessor under the name Public Limited Company RELIANCE UNIVERSAL, which was purchased under larger area on behalf of the Public Limited Company BRITISH LEYLAND BELGIUM, in Antwerp, pursuant to a deed executed before Civil-law Notary Karel Vandekerckhove of Mechelen on the date of October sixth, nineteen hundred eighty-two, transferred thereafter at the mortgage office in Mechelen on October twentieth, book 9385, number 32.

Article 2 - Intended use of the leased premises

The leased premises are exclusively intended to be used as offices and high tech areas. The parking spaces at the building are solely intended for parking of passenger cars and small vans.

The Lessee cannot change this intended use, nor extend it, without the prior written consent of the Lessor.

It is explicitly agreed that in no case the leased premises may be used for the exercise of retail trade, nor for the business of a craftsman, or any other activity or any other activity in direct contact with the public.

This lease agreement can therefore never be governed by the Act of April thirtieth, nineteen hundred, fifty-one on retail rent.

The exercise of such activity would constitute a serious shortcoming on the part of the Lessee in its obligations in this agreement. The Lessee is responsible for obtaining all the permits required for the use of the premises; he bears the risk.

Article 3 - Intended use of the leased premises

At first request, the Lessee shall voluntarily intervene in any dispute relating to the activities or the presence of the Lessee in the leased premises and the Lessor shall indemnify the Lessor against any possible damage that may result.

The Lessee knows the properties of the building and knows which load the floors, walls and the like can bear.

The Lessor is not familiar with the activities that the Lessee exercises in the leased premises.

The Lessee should ensure compliance with all legal and regulatory obligations, regulations, permits, instructions of competent bodies and authorities, such as, among others: building permits, environmental permits and any special permits in connection with the activities of the Lessee, the regulations on fire safety, General Occupational Health and Safety Regulations, NBN (Bureau for Standardisation) standards....

The Lessee has informed the Lessor of the modifications or changes he will make to the leased premises at his expense, in order to comply with regulations that apply to the Lessee and/or his activities. All modifications or changes are made at the expense of the Lessee, without any right to compensation being due to him at the end of the lease agreement.

If the Lessor believes that certain laws, regulations or instructions of competent authorities are not being complied with, at the first request of the Lessor, the Lessee will carry out the modifications required under the responsibility and at the expense of the Lessee.

Article 4 - Rent

The parties have agreed on a base rent as follows:

For PROPERTIES 1, 3A, 3B and 3C

A rental price of four thousand, two hundred Belgian francs (4,200.00 BEF) or one hundred and four Euros and twelve Euro cents (104.12 EUR) per square meter per year for the leasing of the private areas and proportionally, the rent of the common areas on a shell condition basis, as defined in Article 1.

As far as PROPERTY 1 is concerned, this rental price includes the leasing of the twenty-two outside parking spaces, namely PROPERTIES 2 and 6.

PROPERTIES 4 and 5

A rental price of fifteen thousand Belgian francs (BEF 15,000.00), or three hundred and seventy-one Euros and eighty-four Euro cents (371.84 EUR) per parking space per year.

The rent is paid quarterly in advance, on the first day of the month of the start of the quarter (this is one on January first, April first, July first and October first), in Belgian francs to the bank account indicated by the Lessor. This payment occurs through direct debit.

Article 5 - Indexation of the rent

Every year on the anniversary of this lease agreement, automatically and without any form of notice of default, an adjustment of the rent will take place on the basis of the health index figure and this according to the following formula:

new rental price = base rent x new index

base index figure

In view of the expansion and the extension of the lease agreement, the parties determine the date of indexation to be on June first.

The basic index figure is the index figure of the month preceding the month during which the original lease agreement was closed, namely May nineteen hundred ninety-nine.

The new index figure is the index figure for the month of May.

The new rental price can never be lower than the last rent paid, calculated in accordance with the applicable index figure.

The Lessor can only abandon this system through an express, signed confirmation in writing.

Article 6 - Fees and taxes

All fees, taxes, levies or duties applicable to the property, such as real estate taxes, taxes on the activities of the Lessee, taxes levied by the state, municipality, province, federation of municipalities or conurbation or region or community or any other government should be borne by the Lessee.

The Lessor will immediately transmit these taxes to the Lessee, who undertakes to take the steps necessary to make payment within the specified term. The distribution of the taxes for the common areas is carried out as provided for in Article 7.1, second paragraph, concerning the distribution of the common charges. Possible fines and/or default interest for late payment will be owed immediately by the Lessee to the Lessor.

If the Lessor would like to pay these taxes directly, he will provide a copy of the assessment notice to the Lessee, who will transfer the amount due to the Lessor within the time limit specified on the assessment notice. The Lessor can also request an advance payment at a rate of one hundred and fifty Belgian francs per square meter per year (150 BEF/m2/year), with periodic settlement according to the arrangement for the common charges.

Article 7 - Charges

7.1 Common charges

The Lessee undertakes to pay the common charges to the Lessor, and this by way of advances. An advance payment of one hundred and twenty-five Belgian francs (125.00 BEF), or three Euros and ten Euro cents (3.10 EUR) per square meter per quarter was agreed on, which will be paid for the first time on the date of occupancy of the building and then each time on the date on which the rent is paid, in accordance with Article 4.

These advances are for the payment of, among others, the following common charges, so these will be charged if they are present (illustrative list that only serves as an example):

•	Consumption costs and rental of counters for the common areas, such as electricity, gas, heating, water, cable distribution,...

•	Cost of technical maintenance, such as heating, air conditioning, ventilation, electricity, elevator, electricity, sanitary facilities, ports,...

•	Cleaning costs of, among others, the windows, the common areas,...

•	Maintenance of plants and shrubs, this is, for example, the maintenance of the garden, the parking area,...

•	Costs associated with the site drainage, gullies, the drainpipes, the drains,...

•	Waste collection

•	Cost of inspections (these are the required regulatory inspections and, any optional controls), such as the inspection of the fire detection system, gas monitoring,...

The definitive share of the Lessee in these common charges will be calculated by dividing the area of the leased private premises by the total area of all private premises of the building.

Periodically, and at least once per calendar year, the Lessee will receive a statement of the actual expenditure. The difference between the advance and the periodic statement will be, depending on the case, deposited to the Lessor (manager) or to the Lessee within thirty days after notification of the statement. When the advances appear to be insufficient, they will be modified by the Lessor or the manager she has designated.

7.2 Private charges

The Lessee will bear the costs (including fixed charges, subscriptions, and the cost of distributors and connections) that are associated with his consumption of water, gas, electricity, telephone, fax, cable TV, etc., or that are related to other services he purchases. The Lessor will provide a distribution point for the connections of water, gas, cable TV and electricity.

If the “assets” that the Lessee wishes to utilize require special provisions (e.g. private high-voltage cabin), the installation and maintenance thereof will be paid by the Lessee.

To the extent that certain private charges will be charged to the Lessor, the relevant invoices and/or documents are delivered to the Lessee, who will reach the arrangements necessary for payment within the specified term.

Article 8 - Duration of the agreement

The lease will commence after the delivery report, namely concerning

PROPERTIES 1.2 and 6

On June first, two thousand, to end by operation of law on May thirty-first, two thousand fifteen.

PROPERTY 3A

On July first, two thousand, to end by operation of law on May thirty-first, two thousand fifteen.

PROPERTY 3B

On December first, two thousand, to end by operation of law on May thirty-first, two thousand fifteen.

PROPERTY 3C

On September first, two thousand two, to end by operation of law on May thirty-first, two thousand fifteen.

PROPERTY 4

On January first, two thousand one, to end by operation of law on May thirty-first, two thousand fifteen.

PROPERTY 5

On July first, two thousand, to end by operation of law on May thirty-first, two thousand fifteen.

There will be no form of reimbursement or compensation that can be claimed for the termination of this agreement in accordance with this provision.

Automatic renewal of the rent is not possible, even if the occupancy of the leased premises would continue after the planned contractual period.

Article 9 - Condition of the leased premises

On the date of the first occupancy of the leased premises, a final, inter partes delivery report will be issued, with the exception of the properties described under Property 3B and 3C, on which the persons appearing agree in mutual consultation. This delivery report forms an integral part of this lease agreement. Both persons appearing declare to have an original copy in their possession, and release the undersigned Civil-law Notary from attaching this to this deed.

The property that the Lessee wants to install will be submitted for approval to the Lessor in advance. They are subject to the provisions of Articles ten and eleven.

No later than thirty days before the end of the agreement, the Lessee will invite the Lessor to discuss which modifications, changes, repairs, etc. still need to be completed before the end of the agreement.

At the end of the lease agreement, according to the same procedure as for the ingoing delivery report, an outgoing delivery report will be issued in order to determine the amount of any damage, as well as any compensation due to unavailability.

The delivery report is completed by the Lessee and Lessor or, if desired, by an expert, appointed in mutual agreement between the parties.

The Lessee undertakes, as soon as he has vacated the leased premises, to invite the Lessor by registered mail to draft this delivery report.

The Lessee must return the property he had received it. Damage caused by old age or wear and tear that has arisen during the lease period shall be borne by the Lessee, even if this is not his fault.

If the premises are not made available in time, either because they were not vacated in time, or because the modifications and repairs were not carried out in time, the Lessee, regardless of his other obligations, will owe the following compensation:

•	per month commenced that the Lessor cannot access the premises, he will be owed compensation of twice the monthly rental price that was due in the last period, plus the compensation that the Lessor has to remit to a new Lessee because the property could be made available in time.

The handing over of the keys, in any form, at or after departure of the Lessee will never be a partial or complete discharge for the Lessee.

Article 10 - Additional work

Additional work is all deviations from the current finished state of the premises. This additional work should be ordered through the Lessor and is always the subject of a separate order form.

The works will only be carried out after the order form has been validly signed and after an agreement on the method of payment has been created.

The Lessor reserves the right to either invoice the price of the additional work, or to include it in the rent over the first lease term within which no cancellation is possible.

The Lessor reserves the right, following such additional work, to adjust the date of occupancy.

Article 11 - Renovations, changes, improvements

The Lessee cannot make any modifications or alterations to the leased premises without the prior express written consent of the Lessor.

Also the placement of appliances which give rise to certain works on the inside or outside of the building, requires the express and written consent of the Lessor. The Lessor can always refuse to grant his consent.

The renovations or modifications should be ordered with priority from the Lessor.

In case the Lessor decides to not perform these works himself, these works will be carried out under the sole responsibility of the Lessee and the Lessor has the right to supervise the works, without entailing any kind of liability for the Lessor.

All works for which the Lessor grants his consent, be carried out at the expense of the Lessee. All costs of placement, use and removal at the end of the lease shall be borne by the Lessee.

All costs and expenses imposed by a competent authority because of the presence of the Lessee, an act or omission of the Lessee, will also be carried solely by him, or be recovered from him.

The Lessor reserves the right, to demand that the premises are returned to their original state at the end of the lease agreement, without any compensation being owed to the Lessee. Nor will he owe compensation to the Lessee, if the Lessor wishes to keep the changes or improvements that were made, even if he has agreed to it. In any case, the Lessee cannot remove the alterations that are made to be in line with certain regulations or laws without the express and written consent of the Lessor, which must be requested in a timely manner by the Lessee.

Article 12 - Repairs and maintenance

The Lessee shall maintain the leased premises in a good state of repair and be responsible for the costs of maintenance and repairs. He will, among other things, be responsible for the repair and, if necessary, replacement of the locks of the doors, windows, hinges and handles, taps, interior paint work, flooring and the like. All private drainage systems and pipes need to be maintained and cleaned and in such a state that no blockage is possible. He will maintain the water pipes and the central heating (as far as these are private, otherwise through the maintenance contract) and, when necessary, protect them from frost. The Lessor or manager of the building can close maintenance contracts for this purpose on the behalf of the Lessee.

All defects, damage, and the like are presumed to have arisen after the effective date of this lease agreement, with the exception of those listed in the delivery report, and are to be borne by the Lessee.

Only the hidden defects of the leased premises that impede the use thereof and that are reported within twelve months after the signing of the contract to the Lessor shall be borne by the Lessor.

It is agreed that only major and structural repair work, in accordance with Section 606 Civil Code, will be borne by the Lessor, as far as they are not caused by the failure of the repairs or errors of the Lessee.

The Lessee must immediately report to the Lessor by registered letter which obligations he believes the Lessor should have to fulfill. The damage or inconvenience sustained by failing to recognize this notification requirement will be borne by the Lessee.

The Lessee will tolerate any repairs or renovations performed by the Lessor to fulfill his obligations regarding major repairs, as defined, and this without any right to compensation or reduction of the rental price. However, if the works result in a permanent unavailability of more than fourteen days and of at least twenty percent (20%) of the leased premises, then the Lessee and the Lessor will hold consultations regarding a rent reduction.

The Lessee will always grant access to the Lessor or his representative to all leased premises, in order to carry out the necessary inspections and/or to be able to perform repairs, or to verify the state of the leased premises.

The Lessor shall not be liable for any interruption of services or utilities of the building or the consequences thereof, unless the interruption is caused by his willful misconduct, fraud or gross negligence.

The Lessor can give notice to the Lessee by registered mail, demanding that he carries out the necessary repair work and to end this within thirty days after sending this letter. The Lessor has no task of supervision or control over the repairs and the like that the Lessee must perform.

Article 13 – Insurance policies

The Lessor undertakes, during the full duration of the lease, to insure the building in its entirety for proper amounts on the basis of a “Belgian Insurance Association (BVVO) All Risks” policy.

The premiums will be, possibly pro rata in accordance with Article 7.1, second paragraph on the distribution of the common charges, distributed among the lessees. The Lessor pays the premiums to the insurance company and will charge these to the Lessee who undertakes to pay the amount due within the time limit specified by the Lessor. In the event of negligence, Article 17 of the lease agreement will apply.

Any change in activity, local situation or circumstance in general which may lead to an increase in risk, must be reported spontaneously and in writing by the Lessee to the Lessor.

At his expense, the Lessee will insure all movable objects that are in the leased premises, as well as the property modifications and expansions. This insurance will at least cover the risks of fire damage, explosion damage, electrical damage, water damage and related risks damage, storm damage, glass breakage, and recovery from third parties.

Every year, the Lessor will receive insurance certificates that confirm the payment of the premium.

The parties mutually waive any recourse that they mutually could exercise against each other, as well as against the owner, leaseholder, sublessees, transferors and acquirers and this because of all the damage they could suffer as a result of the risks to be insured. They also undertake to accept a similar waiver for any sublessee or user, as well as their insurers, with the exception of the conservation of recourse against the perpetrator of willful misconduct.

The policies shall provide that there can be no suspension or deferment of the coverage, or that the coverage can end after at least one month’s notice that is served to the Lessor.

The insurance also cannot be changed without prior notice from the Lessor thirty days in advance.

Damage to the leased property, of which the costs of repair do not exceed twenty-five thousand francs or less, and is caused by burglary or attempted burglary, will be borne by the Lessee.

If damage occurs, at the first request of the Lessor, the Lessee must undertake to take steps to remove his systems and contents, or remove the remnants thereof from the premises as soon as possible, according to the applicable laws, regulations and provisions. As the case may be, these should be kept at another location of the insurers and experts that is even temporarily made available.

Article 14 - Management expenses

The fee for management expenses will be determined in accordance with the guidelines of the Belgian Institute of Real Estate Agents.

The Lessee undertakes to take the steps required for payment of the costs, whenever the Lessor so requests and this within the term indicated by the Lessor. In the event of late payment, Article 17 of this lease agreement will apply.

Article 15 - Transfer or sublease

The leased premises cannot, in whole or in part, be transferred or subleased without the express and written consent of the Lessor. Mere acquiescence will therefore not be considered as consent.

If the Lessor permits the sublease or the transfer of the lease agreement, the Lessee and the sublessee, or the transferor and the acquirer, are jointly and severally liable for all obligations arising from this agreement with respect to the Lessor.

The Lessee undertakes to ensure that the sublessee or the acquirer will lease the premises under the same contract terms as himself.

The Lessee will provide a copy of the sublease agreement to the Lessor within ten days after its signature.

The Lessor is entitled to transfer his rights and obligations arising from this agreement to third parties at all times, with a simple notification to the Lessee.

Article 16 - Rental guarantee

As security for all of its obligations under this agreement, the Lessee will provide a bank guarantee solely in favor of the Lessor that is issued by a recognized Belgian financial institution, in which an amount that is at least equivalent to six month’s rent is guaranteed.

This guarantee will issued and the letter of guarantee will be handed to the Lessor before the lease enters into force. The bank guarantee will take effect when the leased premises are occupied.

The bank guarantee can be validly claimed by the Lessor by just sending a registered letter to the bank and is payable at first request.

The guarantee cannot be used under any circumstances by the Lessee for his other commitments, such as the payment of rent, to be fulfilled under this agreement.

The guarantee expires six months after the termination of the lease agreement.

Article 17 - Payments and interest

Regardless of all other rights and claims of the Lessor, all amounts that are due or still owing from the Lessee pursuant to this contract, by operation of law and without requiring any form of notice, will bear interest equal to the then-applicable legal interest rate, plus three percent, with a minimum of ten percent (10%). Every month commenced applies as a full month.

All collection costs of amounts due under this agreement (including legal costs, management and follow-up costs, fees,...) shall be borne by the Lessee and this at a minimum of twenty-five thousand Belgian francs (25,000.00 BEF), or six hundred and nineteen Euros and seventy-three Euro cents (619.73 EUR).

Article 18 - Termination of the lease agreement

Any default or non-compliance with the agreement by the Lessee, of one of the clauses in this agreement, after first demand or notice of default is sent by registered mail, will be considered as a serious breach of contract by the parties.

Only in accordance with the termination of the lease agreement to the detriment of the Lessee, compensation will be owed, which is set at (six) month’s rent. This compensation is payable without prejudice to the rent and the charges until a new lessee leases the premises against lease terms that are better for the Lessor, plus any costs, expenses and expenditures arising from the termination, without prejudice to the other obligations under the lease agreement.

In bankruptcy, composition, upon dissolution or liquidation of the Lessee, the immediate termination of the lease can be demanded. In this case, the Lessee would owe the same compensation (see preceding paragraph).

Article 19 - Expropriation

In the case of expropriation of the leased premises, the Lessee may demand no compensation whatsoever from the Lessor. The Lessee will only be able to exercise his rights against the expropriating authority.

Article 20 - Visitation of the leased premises

During the six months before the end of lease agreement, as well as when offering the logistics building for sale, the Lessee will give his consent to place posters in high visibility locations in the leased premises or the building, announcing the leasing or sale. Thus, the Lessee will permit persons who must be accompanied by a representative of the Lessor, and this by appointment, to visit the leased premises two days per week, in the morning or afternoon.

Article 21 - Internal regulations

The Lessee undertakes to comply with the existing provisions, internal regulations and others, which apply to the building complex and the areas. These regulations were transferred to the Lessor before occupancy, which he confirms. The persons appearing declare to be fully aware of these internal regulations, and release the undersigned Civil-law Notary from including further provisions on this matter in the deed. All reasonable changes will be binding one month after notification thereof by registered mail to the Lessee.

Article 22 - Date of service

All documents served by registered mail are considered to have been served on the date on which the registered letter was submitted at the post office, proven by the date on the proof of shipment.

Article 23 - Advertising

If the Lessee wishes to install advertising, he must first obtain the prior express and written consent of the Lessor. The necessary permit applications and the like will be requested by the Lessee and at his expense. The Lessor has already agreed with installing a commonly used plexiglass plate in the business park, at the entrance of the building (company name).

Article 24 - Election of domicile

For the implementation of the lease agreement, the Lessor elects domicile at his registered office. The Lessee elects domicile at the leased premises and this from the time of occupancy of the building until the moment that this lease agreement is terminated and he has vacated the leased premises.

Article 25 - Invalidity

If any provision of this agreement is declared invalid or unenforceable by a competent court, the remaining provisions are still fully valid. With regard to provisions that were found to be invalid or unenforceable in whole or in part, the parties will negotiate again in good faith, with the goal of replacing the invalid provision with a valid one, of which the economic results best corresponds with the invalid provision in a manner that is consistent with the common intention of the parties.

Article 26 - Competent courts - Applicable law

This agreement is governed by Belgian law.

For all disputes concerning the provisions of this agreement, only the courts of Mechelen are competent.

Article 27 - Registration

The lease agreement concluded on June thirtieth, nineteen hundred ninety-nine, concerning one thousand, one hundred square meters of office space (as well as one hundred and forty-two square meters of common areas and twenty-two parking spaces) for a duration of nine years, was registered on August fourth, nineteen hundred ninety-nine and has following registration record:

“Registered fourteen pages, - sealed, in Mechelen, 1st registration office, On August 4, 1999, book 6th/24 page 02, box 147, Received one hundred and three thousand two hundred and eighty-five francs (103,285.00 Fr.), THE COLLECTOR, N. DEPUTTER.” As far as necessary, the persons appearing request the collector of registration duties for exemption from the proportionate right to the rental price with appurtenances of PROPERTIES 1, 2 and 6 for, as far as the first nine years are concerned.

The costs, rights and remuneration of this deed, including the extension of the term of the original lease agreement and the additional leases are to borne by the Lessee.

As regards to the levying of registration duties on the Lessee, the parties estimate the charges imposed on the Lessee to be ten percent of the annual rent. The registration duty of zero point two percent will be levied on the combined amounts of rents and the charges imposed on the Lessee for the term to be run.

Article 28 - Preferential rights

This lease agreement will run until May thirty-first, two thousand fifteen, commencing on the date as mentioned in Article 8. The Lessee will receive the preferential right to lease the leased premises again through, in that case, closing a lease agreement, based on the same conditions as this lease agreement (indexed rent amount).

Article 29 - Soil Remediation Decree

PROPERTIES 1, 2, 3A, 3B, 3C and 4

1) the Lessors declare that there was a facility located or an activity that was carried out on or in the property that is included in the list of facilities and activities that could cause soil contamination, as referred to in Article 3, paragraph 1 of the Soil Remediation Decree, as is likewise confirmed in letter from the city of Mechelen dated May thirty-first of last year, stating that environmental permits were issued for the property for the activities that appear on the list of polluting activities within the meaning of the Soil Remediation Decree. The Lessees expressly declare in advance to have received a copy of this letter and release the Lessors and the Civil-law Notary from including further provisions concerning this matter in this deed.

PROPERTIES 5 and 6

1) the Lessors declare that there was no facility located or activity that was carried out on or in the property that is included in the list of facilities and activities that could cause soil contamination, as referred to in Article 3, paragraph 1 of the Soil Remediation Decree, as is likewise confirmed in letter from the city of Mechelen dated May thirty-first of last year. The Lessees expressly declare in advance to have received a copy of this letter and release the Lessors and the Civil-law Notary from including further provisions concerning this matter in this deed.

In terms of both locations

The Lessors declare that in terms of both properties, they complied with Article 37 and the following from the Soil Remediation Decree, in particular:

•	an initial soil survey was carried out with regard to both properties, under the leadership of the Private Limited Company Deckers Milieubeheer, recognized soil remediation expert, on July seventh, nineteen hundred ninety-nine.

•	less than two years have passed since the initial soil survey.

•	The Lessor, being the Public Limited Company INNOTECH, declares through its representative that since the acquisition of the buildings, pursuant to the deed of April twelfth, two thousand, executed before Civil-law Notary Marc Van Nuffel and Civil-law Notary Erik Celis, both of Antwerp, up to the moment this lease agreement takes effect, no facility was located or activity was carried out which is included in the list of facilities and activities that could cause soil contamination, as referred to in Article 3, paragraph 1 of the Soil Remediation Decree.

2) the Lessor declares that the Lessee, before closing this agreement, was notified of the content of the soil certificates issued by the Public Waste Agency of Flanders (OVAM) on November tenth, two thousand and on December nineteenth, two thousand, in accordance with Article 36§1 of the aforementioned Decree, the content of which is as follows:

“For this cadastral parcel, there is no data available in the register of contaminated soils.

When the initial soil survey, “Initial soil survey of Generaal de Wittelaan 9-15 in Mechelen.” performed by Deckers Milieubeheer bvba, dated 07.07.1999 was carried out, in which this cadastral parcel was included, elevated levels in relation to the background values were determined, in which a level where serious adverse effects may occur in humans or the environment was not exceeded.

In accordance with the Soil Remediation Decree, soil remediation should not take place.

Comment:

Ground on which a facility is or was located, or an activity that is or was exercised that is included in the list referred to in Article 3§1 of the Soil Remediation Decree can only be transferred as of October 1, 1996 if an initial soil survey is provided to the OVAM in advance with notification of the transfer”.

3) The Lessor declares, with respect to the aforementioned property, to have no knowledge of soil contamination that could cause harm to the Lessee or to third parties, or which may give rise to an obligation to remediate the soil, to usage restrictions or other measures that may be imposed by the government in this regard.

To the extent that the previous statement was made in good faith by the Lessor, the Lessee takes the risks of any soil contamination and the damage, as well as the costs that may arise as a result, and he declares that the landowner will not be bound to give indemnity for this.

PROPERTIES 1, 3A, 3B and 3C

The properties will be used by the Lessee as a laboratory for biotechnology. In case of transfer by the owner, within the meaning of the Soil Remediation Decree, the Lessee will thus advance all costs and pay for an initial soil survey, and if necessary, a descriptive soil survey, soil remediation project, soil remediation works and all other measures that may be imposed by the competent authority.

The Lessors declare that they accept the data from the aforementioned initial soil survey conducted by Deckers Milieubeheer bvba on the date of July seventh, nineteen hundred ninety-nine, as a baseline for the determination of any contamination caused by the Lessee. The Lessee notes that the premises located on the ground floor of the building will not be leased to him. At the outgoing initial soil survey, the expert will therefore be given the express assignment, in case contamination is established, to find out who caused this contamination. The decision of the designated soil remediation expert, with regard to the cause of the contamination, is binding on the persons appearing in this matter.

Article 30 - Decree on the Organization of Spatial Planning (DORO)

The Lessor declares that as far as she is concerned, no expropriation order relating to the aforementioned properties was served, nor a preliminary draft, or draft of a list of buildings, village or urban conservation area that require protection, nor a decision establishing the final protection as a building, village or urban conservation area, or as a landscape.

The Lessor furthermore declares to have obtained the permits necessary for all installation and construction work that she had erected on the aforementioned property and also ensured that all these installation and construction works were carried out in accordance with the constructions permits obtained.

In addition, the Lessor declares to not to be aware of any construction violation. Since it was not yet published in the Belgian Official Gazette that the city of Mechelen, in which the aforementioned property is situated, already has a planning or permits registry, the provisions of Articles 135, 137, 141 and 142 of the Decree on the Organization of Spatial Planning (DORO) are not yet applicable.

The undersigned Civil-law Notary points out to the persons appearing out that Article 99 of DORO already applies, and that this article specifies for which actions one needs a town planning permit in advance. Article 99 reads literally as follows:

“Article 99

§ 1. Without a town planning permit in advance, no person may:

1° construct, place one or more permanent facilities on the ground, demolish an existing permanent facility, or existing structure, rebuild, remodel or expand, with the exception of conservation or maintenance work;

2° deforest, within the meaning of the Forest Decree of June 13, 1990 of all tree-covered surfaces, as referred to in Article 3 § 1 and § 3 of that Decree.

3° fell tall trees, singly, in group or line connection, in so far as they are not part of tree-covered surfaces, within the meaning of Article 3, § 1 and § 2 of the Forest Decree of June 13, 1990

4° significantly change the relief of the soil;

5° usually use, prepare, or organize the ground for:

a)	the storage of used or discarded vehicles, of all kinds of materials, equipment or waste;

b)	the parking of vehicles, cars or trailers;

c)	placing one or more portable facilities that can be used for residential purposes, such as caravans, campers, discarded vehicles, tents;

d)	placing one or more movable fixtures or rolling stock which essentially is used for advertising purposes;

6° modify all or part of the main function of developed real estate with a view to a new function, in so far as this change in function appears on a list to be drawn up by the Flemish Government of function changes that require a permit;

7° change the number of housing units in a building that are intended for the accommodation of a family or a single person, regardless of whether it is a single-family dwelling, an apartment, a high-rise apartment building, a studio, or an unfurnished or furnished room;

8° place or modify advertising installations or placards;

9 ° construct or modify recreational fields, including a golf course, a football field, a tennis court, a swimming pool.

Constructing and installing permanent facilities, as referred to in paragraph 1, 1°, means the erecting of a building or construction works or installing a facility, even from non-sustainable materials, built into the ground, secured to the ground, or resting on the ground for the sake of stability, and intended to remain standing on location, even if it can be deconstructed, moved, or is completely underground. This also includes functionally bringing together materials, through which a permanent facility or construction comes into being, and the laying of pavement.

Conservation or maintenance works, as referred to in paragraph 1, 1°, means works that set the building for the future by updating, repairing or replacing worn or eroded materials or parts. (No works below that relate to the structural elements of the building may be included, such as:

1° replacing roof trusses or load-bearing beams of the roof, with the exception of local repairs

2° rebuilding or replacing, in whole or in part, outside walls, even with recovery of the existing stone.)

A tall tree, as referred to in paragraph 1, 3°, is considered to be any tree that at a height of 1 meter above ground level, has a trunk circumference of 1 meter.

A significant relief modification, as referred to in paragraph 1, 4°, is considered to be any addition, raising, excavation or extension that changes the nature or function of the site.

Without prejudice to paragraph 1, 5°, c, no town planning permit is required for camping with movable facilities on a campsite, within the meaning of the Decree of March 3, 1993, defining the statute of the areas for outdoor recreational accommodation.

§ 2. The Flemish Government can determine the list of works, acts and amendments for which, because of their nature and/or size, by way of derogation from § 1, no town planning permit is required.

§ 3. Provincial and municipal planning regulations may supplement the works, actions and modifications requiring a permit mentioned in § 1. They can also introduce a requirement for a town planning permit for the permit-exempt works and actions with application of § 2.”

In its letter of October twenty-fifth, two thousand, the city of Mechelen has, with regard to the properties concerned, information relating to the condition of urban planning, in the broadest sense and stating, among other things, the following:

“Regarding the property located at Generaal de Wittelaan 11A

•	A building permit for the property was issued with reference 542.98 for building offices.

•	on the property, an activity was exercised and/or a facility is or was located, which is included in Annex 1 of the Flemish Regulations Concerning Soil Remediation (VLAREBO), namely: the manufacture of varnishes and paints, automotive assembly, transport company storing 80,000 liters of diesel.

•	an unexpired environmental permit applies to the property, namely: facilities for research and development.

Regarding the property located at Generaal de Wittelaan 19

•	A building permit for the property was issued with references 204-92 and 802-92 for building a business park.

Regarding both properties

The properties are:

•	located in the MECHELEN regional plan, dated August fifth, nineteen hundred seventy-six, with the intended use of industrial area.

•	not located in a general development plan, but in a special development plan dated November thirtieth, nineteen hundred eighty-nine, with industry as the intended use.

•	not located in an unexpired allotment of land.”

The Lessee is required to comply with all the obligations arising from aforementioned intended use.

FINAL STIPULATIONS

Release of ex officio registration.

The land and mortgage registrar is released from taking an ex officio registration at the transfer of this deed.

Explanation - Acceptance

The persons appearing recognize that the Civil-law Notary has pointed out the specific obligations imposed on the Civil-law Notary by Article 9 § 1 subparagraphs 2 and 3 of the Act establishing the Notarial Profession and has explained that when a notary blatantly finds conflicting interests or the presence of clearly unbalanced clauses, they must draw this to the attention of the parties and must inform them that each party is free to choose to appoint another notary, or to be assisted by counsel. The Civil-law Notary must also fully inform each party of the rights, liabilities and expenses arising from the legal actions in which they are involved and must provide impartial advice to all parties.

Those present confirmed that they believe there are no overt conflicts of interest with this and that they have included the clauses in this deed to keep balanced and to accept this, both for themselves and their successors.

Election of domicile - Proof of identity

In implementation of this deed, the parties elected domicile at their aforementioned registered office.

The undersigned Civil-law Notary confirms that the identity of the persons appearing, natural persons, was demonstrated to her on the basis of the aforementioned evidential identity cards.

WHEREOF DEED

Executed in Mechelen, Schaliënhoevedreef 20A.

After the deed was read in its entirety and explained, all parties, represented as mentioned above, signed together with us, Civil-law Notary.

Registered, Mechelen 2nd R.E.G. office on March 1, 2001, ten pages, eleven postings, book 267, page 27, box 16.

Received one hundred and nine thousand and twenty-four francs (=109,024.00)

The Receiver (signed)

LAUWERS M.

CERTIFIED TRUE COPY

THE CIVIL-LAW NOTARY